Exhibit 10.1

Execution version	Lawyers Collins Square, Tower Two Level 25, 727 Collins Street Melbourne VIC 3008 Australia Telephone 61 3 9258 3555 Facsimile 61 3 9258 3666 info@maddocks.com.au www.maddocks.com.au DX 259 Melbourne

Scheme Implementation Deed

NetComm Wireless Limited ACN 002 490 486

and

Casa Systems, Inc.

Interstate offices Canberra Sydney Affiliated offices around the world through the Advoc network - www.advoc.com

Contents

1.	Definitions		1

2.	Agreement to proceed with the Scheme		11

	2.1	NetComm to propose the Scheme	11
	2.2	Casa to assist	11

3.	Conditions		12

	3.1	Conditions	12
	3.2	Waiver of Conditions	13
	3.3	Best endeavours	13
	3.4	Notifications	14
	3.5	Termination on failure of Conditions	15
	3.6	Interpretation	16

4.	Outline of the Scheme		16

5.	Timetable		16

6.	Provision of Scheme Consideration		17

	6.1	Provision of Scheme Consideration	17
	6.2	Joint holders	18

7.	Implementation of the Scheme		18

	7.1	NetComm’s obligations in respect of the Scheme	18
	7.2	Casa’s obligations in respect of the Scheme	21
	7.3	Preparation of Scheme Booklet	23
	7.4	Removal of NetComm from the official list of ASX	24
	7.5	Court representation	24
	7.6	Dispute as to Scheme Booklet	24
	7.7	Reconstitution of NetComm Board	25

8.	Conduct of business		25

	8.1	Conduct of business	25
	8.2	Access	28
	8.3	Change of control	29
	8.4	Existing financing and security	29
	8.5	Limits on NetComm obligations	29
	8.6	Confidentiality	30

9.	Releases and NetComm Directors’ and officers’ insurance		30

	9.1	NetComm Representatives	30
	9.2	Casa Representatives	31
	9.3	NetComm Directors’ and officers’ insurance	31

10.	NetComm Board recommendations and intentions		32

	10.1	NetComm Board recommendation	32
	10.2	NetComm Director intentions	32

11.	Public announcements and communications		33

	11.1	Announcement of Scheme	33
	11.2	Public announcements	33

12.	Warranties		33

	12.1	Warranties by NetComm	33
	12.2	Warranties by Casa	33
	12.3	Reliance by parties	33

page ii

	12.4	Indemnity	34
	12.5	Status of representations and warranties	34
	12.6	Status and enforcement of indemnities	34
	12.7	Notifications	34

13.	Standstill		34

	13.1	Standstill	34
	13.2	No existing interest	35
	13.3	Exceptions to standstill	35

14.	Exclusivity		36

	14.1	No existing discussions	36
	14.2	No-shop	36
	14.3	No-talk	36
	14.4	No due diligence	36
	14.5	Notification of approaches	37
	14.6	NetComm’s response to Rival Acquirer and Casa’s right to respond	37
	14.7	Fiduciary out	39

15.	Break Fee		39

	15.1	Background	39
	15.2	Costs incurred by Casa	39
	15.3	Payment by NetComm to Casa	40
	15.4	Payment by Casa to NetComm	41
	15.5	Survival	41

16.	Termination		41

	16.1	Termination if the Scheme is not implemented by the End Date	41
	16.2	Termination by Casa	41
	16.3	Termination by NetComm	42
	16.4	Proviso	43
	16.5	Effect of termination	43
	16.6	Remedies	43

17.	GST		43

	17.1	Interpretation	43
	17.2	Reimbursements and similar payments	43
	17.3	GST payable	44
	17.4	Variation to GST payable	44

18.	Stamp duty and costs		44

19.	Notices		44

	19.1	How notice to be given	44
	19.2	When notice taken to be received	45

20.	Interpretation		45

21.	Best and reasonable endeavours		46

22.	General		47

	22.1	Listing requirements included as law	47
	22.2	Cumulative rights	47
	22.3	Wavier and variation	47
	22.4	Approvals and consents	47
	22.5	Specific performance	47
	22.6	Entire agreement	47
	22.7	Severability	47
	22.8	Further acts and documents	47
	22.9	Counterparts	47

page iii

22.10	Assignment	48
22.11	Casa may elect a Subsidiary	48
22.12	Governing law and jurisdiction	48

Schedule 1	NetComm Warranties	49
1.	Capacity, authority and solvency	49

2.	NetComm Data Room Materials and other information	49

3.	NetComm Provided Information	50

4.	Other representations and warranties	50

Schedule 2	Casa Warranties	52

1.	Capacity, authority and solvency	52

2.	Casa Provided Information	52

3.	Financing	52

4.	FIRB approval	52

5.	Authorisations	52

Attachment 1	Indicative Scheme Timetable	54

Attachment 2	Casa Closing Certificate	55

Attachment 3	NetComm Closing Certificate	56

Attachment 4	Scheme	57

Attachment 5	Deed Poll	58

page iv

Scheme Implementation Deed

Dated

Parties

Name	NetComm Wireless Limited ACN 002 490 486

Address	18-20 Orion Road, Lane Cove, New South Wales 2066, Australia

Email	chris.last@netcommwireless.com

Contact	Company Secretary

Short name	NetComm

Name	Casa Systems, Inc.

Address	100 Old River Road, Andover, Massachusetts 01810, United States of America

Email	scott.bruckner@casa-systems.com

Contact	Scott Bruckner

Short name	Casa

Background

A.	Casa proposes to acquire all of the Scheme Shares pursuant to the Scheme.

B.

NetComm has agreed to propose the Scheme to Shareholders and to issue the Scheme Booklet to Shareholders, and Casa and NetComm have agreed to implement the Scheme, upon and subject to the terms and conditions of this Deed.

1.	Definitions

In this Deed:

Adviser means, in relation to an entity, a financier, financial adviser, corporate adviser, legal adviser, or technical or other expert adviser, or consultant who provides advisory services in a professional capacity and who has been engaged by that entity in connection, directly or indirectly, with the Scheme.

Agreed Cash Balance means the amount agreed in writing between the parties on or about the date of this Deed.

ASIC means the Australian Securities and Investments Commission.

Associate has the meaning given in the Corporations Act.

ASX means ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

Authorisation includes any licence, consent, permission, certification, accreditation, approval, determination, requirement, registration, filing, authorisation, waiver or exemption issued or required by or to be obtained from an Authority or required under any law.

Authorised Person means, in respect of a person:

(a)	a director, officer, partner, member or employee of the person;

(b)	an Adviser of the person; and

(c)	a director, officer or employee of an Adviser of the person.

Authority means any:

(a)	government, government department, government agency or government authority;

(b)	governmental, semi-governmental, municipal, judicial, quasi-judicial, administrative or fiscal entity or person carrying out any statutory authority or function; or

(c)	other entity or person (whether autonomous or not) having powers or jurisdiction under:

i.	any statute, regulation, ordinance, by-law, order or proclamation, or the common law; or

ii.	the rules of any recognised stock or securities exchange.

Business Day means a weekday on which trading banks are open for business in Sydney, Australia provided that on that day banks are open for business in Andover, United States of America.

Casa Board means the board of directors of Casa.

Casa Break Fee means $1,609,629.

Casa Closing Certificate means a certificate in the form of Attachment 2.

Casa Group means Casa and each of its Related Bodies Corporate and a reference to ‘a member of the Casa Group’ is to Casa and/or any of its Related Bodies Corporate.

Casa Group Member means any member of the Casa Group.

Casa Provided Information means all information regarding the Casa Group that is provided by or on behalf of Casa to NetComm or any of NetComm’s Representatives to enable the Scheme Booklet to be prepared and completed in accordance with clause 7.3, and any updates to that information provided by or on behalf of Casa to NetComm or any of its Representatives.

Casa Warranty means each warranty of Casa set out in Schedule 2.

Claim means any debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

Competing Proposal means any expression of interest, proposal, offer, transaction or arrangement (whether by way of takeover, share acquisition, scheme of arrangement, reverse takeover, synthetic merger, capital reconstruction, acquisition of assets, dual listed structure, or otherwise) which, if the expression of interest, proposal, offer, transaction or arrangement is entered into or completed substantially in accordance with its terms would result in one or more Third Parties:

(a)	directly or indirectly acquiring an interest in, a Relevant Interest in or becoming the holder of, 19.9% or more of the shares in any NetComm Group Member;

(b)	acquiring Control of NetComm;

(c)	directly or indirectly acquiring or having a right to acquire, or obtaining an economic interest in, all or a substantial part of the business, assets or undertakings of the NetComm Group; or

(d)	otherwise directly or indirectly acquiring, or merging with, NetComm,

or which would otherwise prevent implementation of the Scheme.

Conditions means the conditions set out in clause 3.1 of this Deed.

Confidential Information means:

(a)

all information relating to the operations or affairs of a party including all financial and accounting information, all research and development activities and results, supplier names and lists, terms and conditions of supply, research and reports and all trade secrets, know how, operating procedures and technical information; and

(b)

all other information treated by the party as confidential or capable of being protected at law or equity as confidential information or the disclosure of which might cause loss or damage to or otherwise adversely affect the party, in whatever form.

Control has the meaning given in section 50AA of the Corporations Act.

Counter Proposal has the meaning given in clause 14.6.3.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia or another court having jurisdiction in relation to the Scheme as agreed between NetComm and Casa.

Deed Poll means the deed poll to be executed by Casa in favour of the Scheme Participants prior to the First Court Date substantially in the form of Attachment 5 (or in such other form as Casa and NetComm may agree in writing, such agreement not to be unreasonably withheld or delayed).

Delivery Time means 8:00am on the Second Court Date.

Dispose means sell, transfer, assign, surrender, declare oneself a trustee of, or part with the benefit of or otherwise dispose of any property or thing.

Due Diligence Material means:

(a)

all documents and written information disclosed by, or on behalf of, NetComm and its Subsidiaries (including management presentations and all written responses provided in response to written questions or requests for information) to Casa or any of its respective Authorised Persons prior to the date of this Deed for the purposes of the Transaction; and

(b)

all documents and information disclosed by, or on behalf of, any NetComm Group Member (including management presentations and all written responses provided in response to written questions or requests for information) contained in the Project Orion online data room maintained by Intralinks, the index for which materials have been initialled for identification by NetComm’s solicitors on behalf of NetComm and by Casa’s solicitors on behalf of Casa on or prior to the date of this Deed.

Effective means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date means the date on which the Scheme becomes Effective.

End Date means the later of:

(a)	30 September 2019; or

(b)	such later date as Casa and NetComm may agree in writing, each acting reasonably.

Exclusivity Period means the period on and from the date of this Deed to the earlier of:

(a)	the date of termination of this Deed;

(b)	the End Date; and

(c)	the Effective Date.

Existing Credit Facilities means bank facilities and other financial accommodation available to the NetComm Group as at the date of this Deed, the terms and conditions of which (and relevant agreements in relation to which) have been Fairly Disclosed prior to the date of this Deed.

Fairly Disclosed means an event, matter or circumstance which has been disclosed to Casa or any of its Representatives in sufficient detail so as to enable a reasonable buyer experienced in transactions similar to the Transaction to identify the nature, substance and scope of the relevant event, matter or circumstance on the NetComm Group.

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Financing Arrangement has the meaning given in clause 4.7 of Schedule 1.

FIRB means the Foreign Investment Review Board.

First Court Date means the first day of hearing of an application made to the Court by NetComm for orders, pursuant to section 411(1) of the Corporations Act, convening the Scheme Meeting or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing.

GST means a goods and services tax or similar value added tax levied or imposed under the GST Law.

GST Law has the meaning given to it in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Implementation Date means the date which is 5 Business Days after the Record Date or such other date as NetComm and Casa agree in writing, provided that if such date falls on:

(a)	a Monday;

(b)	a day that is a public holiday in the United States of America and on which commercial banks are closed in the United States of America (such day, a ‘U.S. Holiday’); or

(c)	the day after a U.S. Holiday,

the ‘Implementation Date’ shall be the next Business Day on which none of (a), (b) or (c) apply. It is understood that the reference to a ‘day’ in the United States of America shall refer to the day immediately preceding the applicable day in Australia.

Independent Expert means an independent expert engaged by NetComm in accordance with clause 7.1.4.

Independent Expert’s Report means the report from the Independent Expert in connection with the Scheme setting out the Independent Expert’s opinion as to whether or not the Scheme is in the best interests of Shareholders, and any update to such report that the Independent Expert issues prior to the Scheme Meeting.

Insolvency Event means, in relation to a person, any of the following:

(a)

the person resolves that it be wound up or the making of an application or order for the winding up or dissolution of the person, other than where the application or order (as the case may be) is set aside within 14 days;

(b)	the person ceases to be able to pay its debts as and when they fall due;

(c)	the person enters into an arrangement, compromise or composition with, or assignment for the benefit of, its creditors or a class of them;

(d)

a receiver, receiver and manager, administrator, controller, provisional liquidator or liquidator is appointed to the person or the person enters into a scheme of arrangement with its creditors or is wound up;

(e)	court making an order for the winding up of the person;

(f)	the person ceases, or threatens to cease, to carry on a substantial part of the business which is material to it as at the date of this Deed;

(g)	the person executes a deed of company arrangement;

(h)	the holder of a Security Interest takes any step towards taking possession of or takes possession of any assets of the person or exercises any power of sale; or

(i)	any event that is analogous or has a substantially similar effect to any of the events specified in this definition in any jurisdiction.

Listing Rules means the official listing rules of ASX or NASDAQ (as appropriate) and as amended, waived or modified from time to time.

Losses means all Claims, demands, damages, losses, costs, expenses and liabilities (including but not limited to all legal costs and attorney’s fees on a full indemnity basis).

Material Adverse Change means any event, occurrence, circumstance, change, matter, condition or thing which, individually or when aggregated with other such events, occurrences, circumstances, changes, matters, conditions or things, has had or would be reasonably likely to have the effect of reducing:

(a)	the consolidated net assets of the NetComm Group by at least 10% as compared to the consolidated net assets of the NetComm Group as at 31 December 2018; or

(b)	the NetComm Group’s projected consolidated revenue for the financial year ended 30 June 2019 (agreed between Casa and NetComm prior to the date of this Deed) by at least 15%,

provided that any events which (i) have occurred after the date of this Deed but prior to the Delivery Time, (ii) have a positive effect on the consolidated net assets or revenue of the NetComm Group, and (iii) are the result of actions undertaken by the NetComm Group in good faith and in the ordinary course of business (and, for the avoidance of doubt, not for the sole or predominant purpose of off-setting (in whole or in part) the impact of any other event that may cause or contribute to a Material Adverse Change), are taken into account in calculating whether a threshold in paragraph (a) or (b) has been reached, and in each case other than an event, occurrence, circumstance, change, matter, condition or thing:

(c)	to the extent that it was Fairly Disclosed in:

i.	the Due Diligence Material; or

ii.	any announcement to the ASX made by NetComm prior to the date of this Deed;

(d)	expressly required or permitted to be undertaken or procured by the NetComm Group pursuant to the Transaction Documents;

(e)

within the actual knowledge, as at the date of this Deed, of any director, secretary or senior officer of Casa or a member of the Casa Group who has been involved in the assessment and/or negotiation of the Transaction before the date of this Deed (which does not include knowledge of the risk of an event, occurrence or matter happening);

(f)

relating to the costs and expenses incurred by the NetComm Group associated with the Scheme including all fees payable to external advisers of NetComm and the funding of the same, to the extent such amounts are Fairly Disclosed in the Due Diligence Material;

(g)

comprising or resulting from any change or disruption to, or fluctuation in, general economic, business or political conditions, including any change in foreign exchange rates, interest rates or commodities prices, any change or disruption to, or fluctuation in, existing financial markets, or any act of terrorism, war or natural disaster or the like, in Australia or elsewhere, but in each case excluding any such change, disruption or fluctuation having an adverse effect on the NetComm Group, taken as a whole, that is materially disproportionate as compared to the adverse effect of the relevant change, disruption or fluctuation on other participants in the industries in which the NetComm Group operates; or

(h)	acknowledged or consented to in writing by Casa, including any consequences of such event, occurrence, change, matter, thing or condition.

Material Contract means the contracts agreed in writing between the parties on or about the date of this Deed.

NetComm Board means the board of the NetComm Directors.

NetComm Break Fee means $1,609,629.

NetComm Closing Certificate means a certificate in the form of Attachment 3.

NetComm Director means a director of NetComm.

NetComm Group means NetComm and its Subsidiaries.

NetComm Group Member means any member of the NetComm Group.

NetComm LTIP means NetComm’s Long Term Incentive Plan approved on 18 November 2015 by ordinary resolution of the Shareholders.

NetComm Prescribed Occurrence means the occurrence of any of the following events:

(a)	NetComm converts all or any of its securities into a larger or smaller number of securities;

(b)

NetComm or another NetComm Group Member (other than a wholly-owned Subsidiary of NetComm) resolves to reduce its share capital in any way or resolves to re-classify, combine, split, redeem or re-purchase directly or indirectly any of its shares;

(c)	NetComm or another NetComm Group Member (other than a wholly-owned Subsidiary of NetComm):

i.	enters into a buy-back agreement; or

ii.	resolves to approve the terms of a buy-back agreement under the Corporations Act;

(d)

any NetComm Group Member issues securities, or grants an option or a performance right over its shares or agrees to make such an issue or grant such an option or a performance right (other than from any NetComm Group Member to any other NetComm Group Member);

(e)

any NetComm Group Member issues, or agrees to issue, convertible notes or any other security convertible into shares or debt securities other than from any NetComm Group Member to any other NetComm Group Member;

(f)	any NetComm Group Member Disposes of the whole, or a substantial part, of its business and property;

(g)

any NetComm Group Member creates, or agrees to create, any Security Interest over, or declares itself the trustee of, the whole or any substantial part of its business or property securing an indebtedness or performance of an obligation;

(h)	an Insolvency Event occurs in relation to any NetComm Group Member;

(i)	NetComm or any of its Subsidiaries adopts a new constitution or modifies or repeals its constitution or a provision of it;

(j)	any NetComm Group Member:

i.	increases the remuneration of, or pays any bonus or issues any securities to, or otherwise varies the employment arrangements with, any of its directors or executives;

ii.	accelerates the rights of any of its directors or executives to benefits of any kind (including any SARs); or

iii.

pays or gives, or agrees to pay or give, a director or executive a termination payment or benefit (including a ‘golden parachute’) or a payment or benefit upon, or in connection with, a change of control, or any other kind of bonus, compensation or benefit, other than:

iv.	increase of base salary in the ordinary course as part of annual remuneration reviews consistent with past practices;

v.	as provided for in NetComm’s redundancy policy or an existing employment or services agreement;

vi.	any issue or vesting of SARs except as permitted by this Deed;

vii.

the payment of cash incentives or bonuses to existing executives of the NetComm Group in accordance with the terms of the incentive arrangements as at the date of this Deed or as permitted under the terms of this Deed; or

viii.	as required by law; or

(k)

any NetComm Group Member enters into, or resolves to enter into, a transaction with any related party of NetComm (other than a related party that is a NetComm Group Member), as defined in section 228 of the Corporations Act, other than an event:

(l)	required by law or Authority;

(m)	expressly permitted or required to be undertaken or procured by the NetComm Group pursuant to the Transaction Documents;

(n)	to which Casa has provided its prior written consent;

(o)	Fairly Disclosed in the Due Diligence Material; or

(p)	Fairly Disclosed in any announcement to the ASX made by NetComm in the six months prior to the date of this Deed.

NetComm Provided Information means all written information to be included in the Scheme Booklet, and any updates to that information, which has been prepared by or on behalf of NetComm in accordance with clause 7.1.14, other than the Casa Provided Information and any information solely derived from, or prepared solely in reliance on, the Casa Provided Information.

NetComm Warranty means each warranty of NetComm set out in Schedule 1.

Permitted Bid has the meaning given in clause 13.3.2.

PPSR means the register of security interests maintained in accordance with the Personal Property Securities Act 2009 (Cth) or similar register maintained under New Zealand law.

Public Announcement means the joint public announcement to be made by Casa and NetComm including the information set out in clause 10.1 and clause 10.2 and otherwise in a form agreed in writing by the parties.

Recipient has the meaning given in clause 17.3.

Record Date means 7:00 pm on the third Business Day following the Effective Date or such other date after the Effective Date as Casa and NetComm agree in writing.

Register means the register of Shares kept by or on behalf of NetComm.

Regulatory Guides means all regulatory guides published by ASIC and in force at the date of this Deed.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Relevant Circumstance means the circumstances agreed in writing between the parties on or about the date of this Deed.

Relevant Interest has the meaning given to that term by sections 608 and 609 of the Corporations Act.

Relevant Notice has the meaning given to that term in clause 14.6.1(f).

Relevant Period has the meaning given in clause 8.1.

Representatives means in respect of a party, any person acting for or on behalf of that party (including any Related Body Corporate of that party, and any director, officer, employee, agent, affiliate, contractor or Adviser of that party or its Related Bodies Corporate).

Rival Acquirer has the meaning given in clause 14.6.1(g).

Scheme means the scheme of arrangement pursuant to Part 5.1 of the Corporations Act proposed between NetComm and the Shareholders, in the form of Attachment 4, together with any alterations or conditions made or required pursuant to sub-section 411(6) of the Corporations Act and agreed or consented to in writing by NetComm and Casa.

Scheme Booklet means the scheme booklet prepared by NetComm in relation to the Scheme in accordance with clause 7.3, in a form agreed between the parties (acting reasonably) to be despatched to all Shareholders which must include or be accompanied by:

(a)	a copy of the Scheme;

(b)	an explanatory statement complying with the requirements of the Corporations Act, the Corporations Regulations 2001 (Cth) and all Regulatory Guides relevant to the Transaction;

(c)	the Independent Expert’s Report;

(d)	a copy or summary of this Deed;

(e)	a copy of the executed Deed Poll;

(f)	a notice of meeting; and

(g)	a proxy form.

Scheme Consideration means the consideration to be provided to Scheme Participants under the terms of the Scheme for the transfer of their Scheme Shares to Casa.

Scheme Meeting means the meeting or meetings of Shareholders ordered by the Court in relation to the Scheme to be convened pursuant to Section 411(1) of the Corporations Act.

Scheme Participant means a Shareholder on the Record Date.

Scheme Resolution means the resolution to be put to Shareholders to approve the Scheme.

Scheme Shares means all Shares held by Shareholders as at the Record Date.

Second Court Date means the first day of hearing of an application made to the Court by NetComm for orders pursuant to section 411(4)(b) of the Corporations Act approving the Scheme or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing.

Security Interest means:

(a)

any mortgage, pledge, lien, charge or other preferential right, trust arrangement, agreement or arrangement of any kind given or created by way of security, including a security interest (as defined in the Personal Property Securities Act 2009);

(b)	a ‘security interest’ as defined in section 12 of the Personal Property Securities Act 2009 (Cth); or

(c)	any agreement to create or grant any arrangement described in paragraph (a) or (b).

Share means a fully paid ordinary share issued in the capital of NetComm.

Share Registry means Link Market Services Limited of Level 12, 680 George Street, Sydney, NSW 2000.

Share Appreciation Right or SARs has the meaning given in the NetComm LTIP.

Shareholder means each person who is registered in the Register as the holder of Shares.

Standstill Period means a period of 6 months from the end of the Exclusivity Period.

Subsidiary has the meaning given in the Corporations Act.

Superior Proposal means a bona fide written Competing Proposal that the NetComm Board determines, acting reasonably and in good faith and after receiving written advice from its financial and legal Advisers, would, if the Competing Proposal is completed substantially in accordance with its terms, be more favourable to Shareholders (as a whole) than the Transaction, taking into account all aspects of the Competing Proposal, including but not limited to:

(a)

the value and type of the consideration payable to Shareholders under the Competing Proposal and the tax consequences related to payment of that consideration (as compared to the consideration available under the Transaction);

(b)	the conditions of the Competing Proposal, the likelihood of those conditions being satisfied and the level of certainty in respect of the funding required for the Competing Proposal; and

(c)	the likely timing required to implement or complete the Competing Proposal.

Supplier has the meaning given in clause 17.3.

Takeovers Panel means the panel established by Part 10 of the Australian Securities and Investment Commission Act 2001 (Cth).

Third Party means any of the following:

(a)	a person other than any NetComm Group Member or Casa Group Member; or

(b)	a consortium, partnership, limited partnership, syndicate or other group in which no NetComm Group Member or Casa Group Member has agreed in writing to be a participant.

Timetable means the indicative timetable for the implementation of the Scheme a copy of which is Attachment 1 to this Deed.

Transaction means the proposed transactions pursuant to which Casa will acquire the Scheme Shares under the Scheme, in consideration for the provision of the Scheme Consideration and any action to be undertaken pursuant to, or in connection with, a Transaction Document.

Transaction Document means each of:

(a)	this Deed;

(b)	the Scheme;

(c)	the Deed Poll; and

(d)	any other document which Casa and NetComm agree is necessary or desirable to be entered into for the purposes of the Scheme.

Treasurer means the Treasurer of the Commonwealth of Australia.

2.	Agreement to proceed with the Scheme

2.1	NetComm to propose the Scheme

NetComm agrees to propose and implement the Scheme in accordance with and subject to the terms and conditions of this Deed.

2.2	Casa to assist

Casa agrees to assist NetComm to implement the Scheme in accordance with and subject to the terms and conditions of this Deed.

3.	Conditions

3.1	Conditions

The Scheme will not become Effective until, and the obligations of NetComm and Casa to implement the Scheme are not binding until, each of the following Conditions have been satisfied or waived in accordance with this clause 3:

3.1.1	FIRB: on or before the Delivery Time, either:

(a)

the Treasurer (or his delegate) has provided a notice in writing stating or to the effect that, in terms of Australia’s foreign investment policy, the Australian Government does not object to Casa acquiring the Scheme Shares pursuant to the Scheme either unconditionally or on terms that are acceptable to Casa (acting reasonably); or

(b)	by reason of lapse of time, the Treasurer is no longer empowered under the FATA to make an order prohibiting the acquisition of the Scheme Shares by Casa under the Scheme.

3.1.2

Authorisations from ASIC and ASX: on or before the Delivery Time, ASIC and ASX issue or provide all Authorisations and do all such other acts which Casa and NetComm agree are reasonably necessary to implement the Scheme and those Authorisations are not withdrawn, cancelled or revoked.

3.1.3

Independent Expert: the Independent Expert issues an Independent Expert’s Report which concludes that the Scheme is in the best interests of Shareholders before the time when the Scheme Booklet is registered with ASIC.

3.1.4	Court approval: the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.

3.1.5	Shareholder approval: Shareholders approve the Scheme at the Scheme Meeting by the requisite majorities under section 411(4)(a)(ii) of the Corporations Act.

3.1.6

NetComm Warranties: at all times on and before the Delivery Time, the NetComm Warranties are true and correct in all material respects (other than the NetComm Warranties qualified by materiality, which must be true and correct in all respects) as at the time they are given.

3.1.7

Casa Warranties: at all times on and before the Delivery Time, the Casa Warranties are true and correct in all material respects (other than the Casa Warranties qualified by materiality, which must be true and correct in all respects) as at the time they are given.

3.1.8	No NetComm Prescribed Occurrence: no NetComm Prescribed Occurrence has occurred or becomes known to Casa or NetComm between the date of this Deed and the Delivery Time;

3.1.9

No restraints: no judgment, order, decree, statute, law, ordinance, rule or regulation, or other temporary restraining order, preliminary or permanent injunction, restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court, the Takeovers Panel, or other Authority of competent jurisdiction, remains in effect as at the Delivery Time that prohibits, materially restricts, makes illegal or restrains the completion or implementation of any aspect of the Scheme.

3.1.10	No Material Adverse Change: no Material Adverse Change occurs or becomes known to Casa or NetComm between the date of this Deed and the Delivery Time.

3.1.11

Material Contracts: at all times on and before the Delivery Time, each Material Contract not being void or voidable, not having been amended in any material respect without the consent of the Casa; and not having been breached in a material respect, terminated or rescinded and no material obligations of a counterparty to a Material Contract having been waived by NetComm; and no party to a Material Contract having given a notice to, or having indicated its intention to, terminate that Material Contract.

3.1.12	NetComm Closing Certificate: on or before the Delivery Time, NetComm provides Casa with the NetComm Closing Certificate.

3.1.13	Casa Closing Certificate: on or before the Delivery Time, Casa provides NetComm with the Casa Closing Certificate.

3.1.14	Share Appreciation Rights: no Share Appreciation Rights have vested on or prior to the Delivery Time.

3.2	Waiver of Conditions

3.2.1

The Conditions in clauses 3.1.1, 3.1.2, 3.1.4, 3.1.5 and 3.1.9 are each for the benefit of each of NetComm and Casa, and cannot be waived, except in the case of the Condition in clause 3.1.9 which may be waived with the written consent of both NetComm and Casa, provided that any imposed restraint of a type described in clause 3.1.9 does not wholly prohibit the Scheme.

3.2.2	The Conditions in clauses 3.1.3, 3.1.7, and 3.1.13 are for the sole benefit of NetComm and any breach or non-fulfilment of any of those Conditions may only be waived in writing by NetComm.

3.2.3	The Conditions in clause, 3.1.6, 3.1.8,3.1.10, 3.1.11, 3.1.12 and 3.1.14 are for the benefit of Casa and any breach or non-fulfilment of any of those Conditions may only be waived in writing by Casa.

3.2.4

A party entitled to waive the breach or non-fulfilment of a Condition pursuant to this clause 3.2 may do so in its absolute discretion. A waiver of a Condition by a party for whose benefit the Condition applies must take place on or prior to the Delivery Time.

3.2.5

If a party waives the breach or non-fulfilment of a Condition, that waiver will not preclude it from suing a party for any breach of this Deed constituted by the same event that gave rise to the breach or non-fulfilment of the Condition.

3.2.6	Waiver of a breach or non-fulfilment in respect of one Condition does not constitute:

(a)	a waiver of breach or non-fulfilment of any other Condition resulting from the same events or circumstances; or

(b)	a waiver of breach or non-fulfilment of that Condition resulting from any other event or circumstance.

3.3	Best endeavours

Without prejudice to any other obligations of the parties under this Deed:

3.3.1	each of NetComm and Casa must use their respective best endeavours to:

(a)	satisfy, or procure the satisfaction of, the Conditions as soon as reasonably practicable after the date of this Deed; and

(b)

procure that there is no occurrence that would prevent the Conditions being satisfied except to the extent such action (or inaction) is required by law or the rules of any recognised stock or securities exchange, or permitted or required by the terms of a Transaction Document, but in each case only to the extent within their respective power and control; and

3.3.2

neither NetComm nor Casa will take any action that will or is likely to hinder or prevent the satisfaction of any Condition, except to the extent that such action is required to be done or procured pursuant to, or is otherwise permitted by, the Transaction Documents, or is required by law, and for the purposes of this clause 3.3, the “best endeavours” of either NetComm or Casa will require that party to (among other things):

3.3.3	consult and co-operate fully with each other party in relation to the satisfaction of the Conditions, including in relation to obtaining FIRB approval for the Transaction;

3.3.4

seek to satisfy the relevant Condition as soon as practicable after the date of this Deed or seek to ensure the relevant Condition continues to be satisfied at all times until the last time it is to be satisfied (as the case requires) with a view to the Effective Date occurring on or before the End Date provided that the parties are not obliged to waive any Condition;

3.3.5	take all the steps for which it is responsible as part of the satisfaction of a Condition;

3.3.6

in respect of Casa only, promptly apply for FIRB approval of the Transaction and allow NetComm a reasonable opportunity to make comments on such application, and require changes to the application prior to it being lodged;

3.3.7

co-operate with the other party or any Authority or Third Party in good faith with a view to satisfying the Conditions, including providing all information reasonably required by the other party in relation to the Casa Group or the NetComm Group (as applicable) in order to satisfy the Conditions, and providing all information reasonably required by any Authority or other Third Party to such Authority or Third Party as appropriate. For the avoidance of doubt, where Casa or NetComm (as the case may be) proposes to disclose any confidential information to any Authority or Third Party (whether pursuant to a request by any Authority or Third Party or otherwise), Casa or NetComm (as the case may be) must, to the extent permitted by law, seek the other party’s prior written consent to such disclosure, which consent must not be unreasonably withheld or delayed;

3.3.8	in relation to clause 3.3.7, the party applying for the approval may withhold or redact information or documents if and to the extent that they are confidential to a Third Party; and

3.3.9	nothing in this clause 3.3 or any other provision of this Deed requires a party to disclose materially commercially sensitive information to the other party.

3.4	Notifications

Each of NetComm and Casa must:

3.4.1	keep the other promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions either directly or through its Advisers;

3.4.2

promptly notify the other party in writing if it becomes aware that any Condition has been satisfied, in which case the notifying party must also provide reasonable evidence that the Condition has been satisfied; and

3.4.3

promptly notify the other party in writing of a failure to satisfy a Condition or of any fact or circumstance that results in that Condition becoming incapable of being satisfied or that may result in that Condition not being satisfied in accordance with its terms (having regard to the obligations of the parties under clause 3.3), including, in particular and in the case of Casa, any determination by Casa that any conditions imposed by the relevant Authority in relation to the FIRB approval are, or are likely to be, unacceptable to it.

3.5	Termination on failure of Conditions

3.5.1	If:

(a)	there is an event or circumstance that prevents any of the Conditions being satisfied either at all or by the time and date specified in this Deed for the satisfaction of the relevant Condition; or

(b)	the Scheme has not become Effective by the End Date,

either Casa or NetComm may serve notice on the other party, and Casa and NetComm must then consult in good faith with a view to determining whether:

(c)	the Scheme may proceed by way of alternative means or methods;

(d)

in the case of paragraph (a) only, to change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by NetComm and Casa (being a date no later than 5 Business Days before the End Date); or

(e)	to extend the relevant time or date for satisfaction of the Conditions or the End Date.

3.5.2

If the parties are unable to reach an agreement under clause 3.5.1 within 5 Business Days of becoming aware of the relevant occurrence, then unless, where the occurrence relates to a Condition not being satisfied, that Condition is waived by NetComm or Casa or both (as applicable) in accordance with clause 3.2, either party may terminate this Deed without liability (except under clause 15, if applicable, and clause 18) to the other party because of that termination, unless the relevant occurrence or the failure of the Condition to be satisfied, or of the Scheme to become Effective, arises out of a breach by the terminating party of this Deed.

3.5.3

Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination, on termination of this Deed, no party shall have any rights against or obligations to any other party under this Deed except for those rights and obligations which accrued prior to termination.

3.5.4

If the Condition in clause 3.1.5 is not satisfied only because of a failure to obtain the majority required by section 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that section, provided the party has in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable. If approval is given, the Condition in clause 3.1.5 is deemed to be satisfied for all purposes.

3.6	Interpretation

For the purposes of this clause 3, a Condition will be incapable of satisfaction, or incapable of being satisfied if:

3.6.1

in the case of a Condition relating to the obtaining of FIRB approval – the relevant Authority makes or has made a final determination in writing to the effect that it will not provide FIRB approval or has advised Casa that it will provide FIRB approval but only on conditions which are unacceptable to Casa; and

3.6.2

in all other cases – there is an act, failure to act or occurrence that will prevent the Condition being satisfied by the End Date (and the breach or non-fulfilment that would otherwise have occurred has not already been waived in accordance with this Deed).

4.	Outline of the Scheme

NetComm and Casa agree that:

4.1.1

NetComm will propose the Scheme in the form set out in Attachment 4, or in such other form as NetComm and Casa agree in writing (such agreement not to be unreasonably withheld or delayed) pursuant to which all of the Scheme Shares will be transferred to Casa and the Scheme Participants will be entitled to receive the Scheme Consideration subject to and on the terms and conditions set out in the Scheme;

4.1.2	NetComm must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of the Scheme without the prior written consent of Casa;

4.1.3

the Scheme, if approved by the Court, will be subject to any alterations or conditions that are made or required by the Court under section 411(6) of the Corporations Act and approved in writing by Casa and NetComm; and

4.1.4	subject to the Scheme becoming Effective, on the Implementation Date the Scheme will be implemented and:

(a)	all of the Scheme Shares will be transferred to Casa in accordance with the terms of the Scheme; and

(b)

in consideration for the transfer to Casa of all of the Scheme Shares, the Scheme Participants will receive the Scheme Consideration in accordance with clause 6, the other terms of this Deed and the terms of the Scheme.

5.	Timetable

5.1.1	Subject to clause 5.1.2, each party must:

(a)	use their best endeavours;

(b)	commit reasonably necessary resources; and

(c)	procure that its officers, employees and advisers work in good faith and in a timely and cooperative fashion with the other party,

to perform its obligations as set out in this Deed and take all necessary steps and exercise all rights necessary to implement the Scheme in accordance with the Timetable.

5.1.2

Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 5.1.1 to the extent that such failure is due to circumstances and matters outside the party’s control.

5.1.3	Each party must keep the other informed about their progress against the Timetable and notify each other if it believes that any of the dates in the Timetable are not achievable.

5.1.4

To the extent that any of the dates or timeframes set out in the Timetable become not achievable due to matters outside of a party’s control, the parties will consult in good faith to agree any necessary extension to ensure such matters are completed within the shortest possible timeframe.

6.	Provision of Scheme Consideration

6.1	Provision of Scheme Consideration

6.1.1

Casa must, by no later than the Business Day before the Implementation Date, deposit, or procure the deposit of, in cleared funds an amount equal to the aggregate amount of the Scheme Consideration payable to all Scheme Participants, in an Australian dollar denominated trust account operated by NetComm as trustee for the Scheme Participants (provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Casa’s account).

6.1.2

Subject to Casa complying with clause 6.1.1, on the Implementation Date, NetComm must pay or procure the payment from the trust account referred to in clause 6.1.1 to each Scheme Participant based on the number of Scheme Shares held by that Scheme Participant as at the Record Date.

6.1.3	NetComm’s obligation under clause 6.1.2 will be satisfied by NetComm:

(a)

where a Scheme Participant has, before the Record Date, made an election in accordance with the requirements of the Share Registry to receive dividend payments from NetComm by electronic funds transfer to a bank account nominated by the Scheme Participant, paying, or procuring the payment of, the relevant amount of Australian currency by electronic means in accordance with that election; or

(b)

otherwise, dispatching, or procuring the dispatch of, a cheque in Australian currency to the Scheme Participant by prepaid post to their address shown in the Register as at the Record Date, such cheque being drawn in the name of the Scheme Participant (or in the case of joint holders, in accordance with the procedures set out in clause 6.2), for the relevant amount.

6.1.4

To the extent that, following satisfaction of NetComm’s obligations under clause 6.1.2, there is a surplus in the amount held by NetComm as trustee for the Scheme Participants in the trust account referred to in that clause, that surplus must be paid by NetComm to Casa.

6.1.5

Subject to the Scheme becoming Effective and Casa complying with its obligations under clause 6.1.1, at 10.00am on the Implementation Date, the transactions which form part of the Scheme will be implemented in the following sequence:

(a)	each Scheme Participant will receive the Scheme Consideration; and

(b)	in exchange, all existing Shares at the Record Date will be transferred to Casa.

6.2	Joint holders

In the case of Scheme Shares held in joint names, any Scheme Consideration will be taken to be paid to the joint holders upon payment to the holder whose name appears first in the Register as at the Record Date.

7.	Implementation of the Scheme

7.1	NetComm’s obligations in respect of the Scheme

NetComm must take all steps reasonably necessary to propose and implement the Scheme as soon as is reasonably practicable after the date of this Deed and otherwise substantially in accordance with the Timetable, and in particular, NetComm must:

7.1.1

(preparation of Scheme Booklet) prepare the Scheme Booklet (excluding the Casa Provided Information and the Independent Expert’s Report) in accordance with clause 7.3 and otherwise in accordance with all applicable laws and in particular the requirements of the Corporations Act, the Listing Rules and the Regulatory Guides relevant to the Transaction;

7.1.2

(due diligence and verification) undertake appropriate due diligence and verification processes in relation to the Scheme Booklet (other than the Casa Provided Information and the Independent Expert’s Report);

7.1.3

(review of Casa Provided Information) as soon as practicable after receiving a draft of the Casa Provided Information, review and provide comments on the form and content of the Casa Provided Information to Casa and liaise with Casa to finalise the Casa Provided Information for inclusion in the Scheme Booklet;

7.1.4

(Independent Expert) promptly appoint the Independent Expert and promptly provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report for inclusion in the Scheme Booklet;

7.1.5

(provide draft Scheme Booklet to Casa) provide drafts of the Scheme Booklet (including, to the extent available, the Independent Expert’s Report) to Casa, consult with Casa in relation to the content of those drafts, take into account any comments from Casa and its Representatives on those drafts and obtain prior written approval from Casa for the form and content in which the Casa Provided Information appears in the Scheme Booklet (accepting that any review of the Independent Expert’s Report by Casa is to be limited to review for factual accuracy of those parts that include information relating to Casa and NetComm makes no representation as to the extent to which the Independent Expert will consider those comments);

7.1.6	(approval of draft Scheme Booklet) procure that a meeting of the NetComm Board is convened to approve the draft Scheme Booklet to be provided to ASIC for its review;

7.1.7	(provision to ASIC) as soon as reasonably practicable after the date of this Deed but no later than 15 days before the First Court Date, provide an advanced draft of the Scheme Booklet to:

(a)	ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act; and

(b)	Casa,

and liaise with ASIC in relation to the draft Scheme Booklet and keep Casa reasonably and promptly informed of any matters raised by ASIC in relation to the Scheme Booklet (and of any resolution of those matters), and use its best endeavours, in co-operation with Casa, to resolve any such matters;

7.1.8	(section 411(17)(b) statement) apply to ASIC for the production of:

(a)	a letter stating that ASIC does not intend to appear before the Court on the First Court Date; and

(b)	a statement in accordance with section 411(17)(b) of the Corporations Act,

or, in the event that ASIC does not produce such items, NetComm must use its best endeavours to satisfy the Court that the Scheme has not been proposed for the purpose of enabling any person to avoid the operation of any of the provisions of Chapter 6 of the Corporations Act;

7.1.9

(Court documents) promptly prepare all documents necessary for the Court proceedings (including any appeals) relating to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) in accordance with all applicable laws, and provide Casa with drafts of those documents for review and (acting reasonably and in good faith) consult with and take into account, for the purpose of preparing and amending those drafts, any comments from Casa and its Representatives on those drafts;

7.1.10

(Court applications) NetComm must not make any application to the Court regarding the Transaction other than the applications contemplated by clauses 7.1.11 or 7.1.15, without first obtaining the consent of Casa (such consent not to be unreasonably withheld or delayed);

7.1.11

(first Court hearing) promptly lodge all documents with the Court and take all other reasonable steps to ensure that an application is heard by the Court for orders under section 411(1) of the Corporations Act directing NetComm to convene the Scheme Meeting;

7.1.12

(registration of Scheme Booklet) if the Court directs NetComm to convene the Scheme Meeting, as soon as reasonably practicable after such orders are made, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

7.1.13

(Scheme Meeting) promptly take all reasonable steps necessary to comply with the orders of the Court, including, as required, despatching the Scheme Booklet to Shareholders, convening and holding the Scheme Meeting in accordance with the Court orders, and putting the Scheme Resolution to Shareholders at the Scheme Meeting, provided that if this Deed is terminated under clause 16 it will take all steps reasonably required to ensure the Scheme Meeting is not held;

7.1.14

(update Scheme Booklet) if it becomes aware of information after the date of despatch of the Scheme Booklet, that is material for disclosure to Shareholders in deciding whether to approve the Scheme Resolution or that is required to be disclosed to Shareholders under any applicable law, as soon as reasonably practicable:

(a)

inform Shareholders of the information in an appropriate and timely manner, and in accordance with applicable law and after consultation with Casa as to the manner of provision of that information to Shareholders; and

(b)

to the extent it is reasonably practicable to do so, provide Casa with drafts of any documents that it proposes to issue to Shareholders under this clause 7.1.14 and (acting reasonably and in good faith) take into account, for the purpose of amending those drafts, any comments received in a timely manner from Casa or its Representatives on those drafts;

7.1.15

(Court approval application) if the resolution submitted to the Scheme Meeting is passed by the majorities required under section 411(4)(a)(ii) of the Corporations Act (or where clause 3.5 applies, the majority required under section 411(4)(a)(ii)(B) of the Corporations Act) and subject to all other Conditions (other than the Condition in clause 3.1.4) being satisfied or waived in accordance with this Deed, apply (and, to the extent necessary, re-apply) to the Court for orders approving the Scheme in accordance with sections 411(4)(b) and 411(6) of the Corporations Act;

7.1.16	(representation) engage counsel reasonably experienced in schemes of arrangement to represent NetComm in all Court proceedings related to the Scheme;

7.1.17	(promote Transaction)

(a)

participate in efforts reasonably requested by Casa to promote the merits of the Transaction and the Scheme Consideration, including meeting with key Shareholders at the reasonable request of Casa; and

(b)

provide all necessary information, and procure that the Share Registry provides all necessary information, in each case in a form reasonably requested by Casa, for the purpose of understanding legal and beneficial ownership of the Shares and proxy appointments and directions received by NetComm prior to the Scheme Meeting;

7.1.18

(certificate) at the hearing on the Second Court Date, provide to the Court a certificate confirming (in respect of matters within its knowledge) whether or not the Conditions (other than the Condition in clause 3.1.4) have been satisfied or waived in accordance with this Deed and confirming that it is not in breach of this Deed and provide a draft of that certificate to Casa by 5.00 pm on the Business Day prior to the Second Court Date;

7.1.19

(ASX listing) not do anything to cause NetComm to cease to be admitted to the ASX, or the Shares to cease continue to be quoted for trading (and not permanently suspended) on ASX, until the close of business on the Business Day after the Implementation Date;

7.1.20	(implementation of the Scheme) if the Court approves the Scheme:

(a)

lodge with ASIC an office copy of the orders approving the Scheme in accordance with section 411(10) of the Corporations Act, as soon as reasonably practicable after the Court makes those orders, and in any event by no later than 4:00 pm on the first Business Day after the date on which the Court makes those orders or such other Business Day as NetComm and Casa may agree in writing;

(b)	close the Register as at the Record Date to determine the identity of Scheme Participants and to determine their entitlements to the Scheme Consideration in accordance with the Scheme;

(c)	apply to ASX to suspend trading in Shares with effect from the close of trading on the Effective Date;

(d)	promptly execute proper instruments of transfer of, and register all transfers of, the Scheme Shares to Casa in accordance with the Scheme; and

(e)	promptly do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme and to effect the transfer of the Scheme Shares to Casa;

7.1.21

(appeal process) if the Court refuses to make any orders directing NetComm to convene the Scheme Meeting or approving the Scheme, NetComm and Casa must consult with each other in good faith as to whether to appeal the Court’s decision, provided that the requirement to consult with one another in good faith pursuant to this clause does not place an obligation on the parties to appeal the Court’s decision;

7.1.22	(compliance with laws) do everything reasonably within its power to ensure that all acts contemplated by this Deed are effected in accordance with all applicable laws and regulations;

7.1.23

(keep Casa informed) from the First Court Date until the Implementation Date, promptly inform Casa if it becomes aware that the Scheme Booklet contains a statement that is or has become misleading or deceptive in a material respect or that contains a material omission;

7.1.24

(NetComm Register information) as soon as reasonably practicable after the Record Date, and in any event at least 3 Business Days before the Implementation Date, give to Casa (or as it directs) details of the names, registered addresses and holdings of Scheme Shares of every Scheme Participant, in such form as Casa may reasonably require;

7.1.25	(all things necessary or desirable) do all other things contemplated by or reasonably necessary or desirable to lawfully give effect to the Scheme and the orders of the Court approving the Scheme; and

7.1.26

(no denigration) from the date of this Deed until the date the Independent Expert’s Report is received, ensure that NetComm and its Representatives do not publicly (or otherwise to third parties) denigrate the Transaction or Casa in any way (whether expressly or implied).

7.2	Casa’s obligations in respect of the Scheme

Casa must take all steps reasonably necessary to assist NetComm to propose and implement the Scheme as soon as is reasonably practicable after the date of this Deed and otherwise substantially in accordance with the Timetable, and in particular Casa must:

7.2.1	(provide information) provide to NetComm the Casa Provided Information in the manner referred to in clause 7.3.4;

7.2.2	(preparation of Scheme Booklet) provide assistance with the preparation of the Scheme Booklet in accordance with clause 7.3;

7.2.3	(Independent Expert information) provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report;

7.2.4	(liaison with ASIC) provide reasonable assistance to NetComm to assist NetComm to resolve any matter raised by ASIC regarding the Scheme Booklet or the Scheme during its review of the Scheme Booklet;

7.2.5

(keep NetComm informed) from the First Court Date until the Implementation Date, promptly inform NetComm if it becomes aware that the Casa Provided Information contains a statement that, in the form and context in which it appears in the Scheme Booklet, is or has become misleading or deceptive in any material respect or that contains any material omission, and provide such further or new information as is required to ensure that such information is no longer misleading or deceptive in any material respect or does not contain any material omission;

7.2.6

(Court representation) be represented by counsel at the Court hearings convened in connection with the Scheme, at which, through its counsel and if requested by the Court, Casa will undertake to do all such things and take all such steps within its power as may be necessary in order to ensure the fulfilment of its obligations under this Deed and the Scheme;

7.2.7	(Deed Poll) prior to the First Court Date, execute the Deed Poll;

7.2.8	(Scheme Consideration) if the Scheme becomes Effective, provide, or procure the provision of, the Scheme Consideration in accordance with this Deed, the Scheme and the Deed Poll;

7.2.9

(NetComm Provided Information) during the period until the NetComm Provided Information becomes publicly available, only use the NetComm Provided Information with the prior written consent of NetComm (such consent not to be unreasonably withheld or delayed);

7.2.10

(timely review) where drafts of the Scheme Booklet or other documents are provided to Casa for review by NetComm in accordance with NetComm’s obligations under clause 7.1, ensure that Casa and its Advisers undertake such review acting reasonably and in good faith;

7.2.11

(promote Transaction) participate in efforts reasonably requested by NetComm to promote the merits of the Transaction and the Scheme Consideration, including meeting with key Shareholders at the reasonable request of NetComm;

7.2.12	(compliance with laws) do everything reasonably within its power to ensure that all acts contemplated by this Deed are effected in accordance with all applicable laws and regulations;

7.2.13	(all things necessary or desirable) do all other things contemplated by or reasonably necessary or desirable to lawfully give effect to the Scheme and the orders of the Court approving the Scheme; and

7.2.14	(no denigration) ensure that Casa and its Representatives do not publicly (or otherwise to third parties) denigrate the Transaction or NetComm in any way (whether expressly or implied).

7.3	Preparation of Scheme Booklet

7.3.1	(NetComm to prepare) NetComm must prepare the Scheme Booklet as soon as is reasonably practicable after the date of this Deed and otherwise substantially in accordance with the Timetable.

7.3.2

(compliance requirements) NetComm must ensure that the Scheme Booklet complies with the requirements of the Corporations Act and all Regulatory Guides applicable to members’ schemes of arrangement under Part 5.1 of the Corporations Act, except that the obligation to do so in respect of the Casa Provided Information is subject to Casa complying with its obligations under clauses 7.3.4.

7.3.3	(content of Scheme Booklet) Without limiting clause 7.3.2, the Scheme Booklet will include or be accompanied by:

(a)	the terms of the Scheme;

(b)	the Casa Provided Information;

(c)	the NetComm Provided Information;

(d)	the notice of Scheme Meeting;

(e)	a copy of this Deed (without the schedules and attachments) or a summary of it;

(f)	a copy of the executed Deed Poll;

(g)	the Independent Expert’s Report;

(h)

a statement that the NetComm Board unanimously considers the Scheme to be in the best interests of Shareholders and recommends that Shareholders approve the Scheme, in the absence of a Superior Proposal and provided that the Independent Expert’s Report has concluded that the Scheme is in the best interests of Shareholders, unless prior to the issue of the Scheme Booklet the NetComm Board has changed or withdrawn those statements and recommendations in accordance with clause 10.1; and

(i)

a statement that each NetComm Director who is able to control voting rights in relation to Shares intends to vote those Shares, or procure that those Shares are voted, in favour of the Scheme, in the absence of a Superior Proposal and provided that the Independent Expert’s Report has concluded that the Scheme is in the best interests of Shareholders, unless prior to the issue of the Scheme Booklet the NetComm Director has changed his or her voting intention in accordance with clause 10.2.

7.3.4

(Casa Provided Information) Casa must provide the Casa Provided Information to NetComm as soon as is reasonably practicable after the date of this Deed, in a form that includes all information regarding the Casa Group that is required by the Corporations Act and all Regulatory Guides applicable to members’ schemes of arrangement under Part 5.1 of the Corporations Act, including all the information that would be required under section 636 of the Corporations Act to be included in a bidder’s statement if Casa was offering the Scheme Consideration as consideration under a takeover bid, and must provide to NetComm such assistance as NetComm may reasonably require in order to adapt such information for inclusion in the Scheme Booklet.

7.3.5

(consent of Casa) NetComm must obtain written consent from Casa in relation to the form and context in which any Casa Provided Information (and any information solely derived from, or prepared solely in reliance on, the Casa Provided Information) is used.

7.3.6	(responsibility statements) the Scheme Booklet will contain a responsibility statement to the effect that:

(a)

Casa has prepared, and is responsible for, the Casa Provided Information contained in the Scheme Booklet and that NetComm and its Authorised Persons do not assume responsibility for the accuracy or completeness of the Casa Provided Information and, to the maximum extent permitted by law, NetComm will not be responsible for any Casa Provided Information and will disclaim liability for the Casa Provided Information appearing in the Scheme Booklet;

(b)

NetComm has prepared, and is responsible for, the NetComm Provided Information contained in the Scheme Booklet and that Casa and its Authorised Persons do not assume responsibility for the accuracy or completeness of the NetComm Provided Information and, to the maximum extent permitted by law, Casa will not be responsible for any NetComm Provided Information and will disclaim liability for NetComm Provided Information appearing in the Scheme Booklet; and

(c)

the Independent Expert has provided and is responsible for the Independent Expert’s Report and, to the maximum extent permitted by law, neither NetComm nor Casa assume any responsibility for the accuracy or completeness of the Independent Expert’s Report.

7.4	Removal of NetComm from the official list of ASX

If directed by Casa in writing, NetComm must take all steps necessary for NetComm to be removed from the official list of ASX on the day immediately following the Implementation Date, including by lodging a request for removal with ASX prior to the Implementation Date.

7.5	Court representation

7.5.1

Casa is entitled to separate representation at all Court proceedings relating to the Scheme at its own cost provided that in making any application for representation or in appearing before the Court, Casa acts in accordance with the Transaction Documents, except where otherwise agreed in writing between the parties.

7.5.2

NetComm must support (or not oppose) any application by Casa for leave of the Court to be represented, or the separate representation of Casa, at any hearing held by the Court in relation to the Scheme whether following a request by NetComm or otherwise.

7.6	Dispute as to Scheme Booklet

If, after a reasonable period of consultation, the parties, each acting reasonably and in good faith, are unable to agree on the form or content of the Scheme Booklet, then:

7.6.1

if the disagreement relates to the form or content of Casa Provided Information (or any information solely derived from, or prepared solely in reliance on, Casa Provided Information), NetComm will, acting in good faith, make such amendments to that information in the Scheme Booklet as Casa may require (acting reasonably and in good faith); and

7.6.2

if the disagreement relates to the form or content of the NetComm Provided Information (or any information solely derived from, or prepared solely in reliance on, information provided by or on behalf of NetComm, or extracted from announcements made by NetComm to ASX regarding the NetComm Group), NetComm will, acting reasonably and in good faith, decide the final form of that information in the Scheme Booklet.

7.7	Reconstitution of NetComm Board

With effect on and from the Implementation Date, but subject to Casa having provided the Scheme Consideration in accordance with this Deed, NetComm must:

7.7.1

cause the appointment to the NetComm Board, and to the boards of each Subsidiary of NetComm, those persons nominated by Casa in writing to NetComm, and cause the appointment of such persons nominated by Casa in writing to NetComm as secretaries of NetComm and each of its Subsidiaries, in each case subject to those persons being appointed having provided to NetComm duly executed consents to act as directors and/or secretaries (as applicable) of the relevant companies; and

7.7.2

procure that all NetComm Directors and secretaries and the directors and secretaries of each Subsidiary of NetComm (other than, in each case, those appointed pursuant to clause 7.7.1) resign, in each case, in accordance with NetComm’s constitution (or constitution of the relevant Subsidiary of NetComm, as the case may be), the Corporations Act and the Listing Rules.

8.	Conduct of business

8.1	Conduct of business

From the date of this Deed up to and including the earlier of the Implementation Date and the date this Deed is terminated (Relevant Period), NetComm must:

8.1.1	procure that each member of the NetComm Group:

(a)

conducts its businesses and operations in the ordinary and usual course and substantially consistent (subject to any applicable laws, regulations and licence conditions) with the manner in which each such business and operation is conducted prior to the date of this Deed including using all reasonable endeavours to preserve its current business organisation, the services of its current officers and employees and its current relationship with third parties (including Authorities, customers, suppliers, licensors, licensees and others having material business dealings with it);

(b)	conducts its businesses and operations substantially in accordance with all applicable laws and regulations;

(c)	uses reasonable endeavours to ensure that all assets are maintained in the normal course consistent with past practice;

(d)

complies in all material respects with all Material Contracts to which any NetComm Group Member is a party and does not waive any material rights under any such Material Contract or terminate or amend in any material respect any such Material Contract (or agree to do any of the foregoing);

(e)

notifies Casa of any Claims (including, without limitation, before a court or any Authority) which may be threatened, brought, asserted or commenced against any NetComm Group Member or their directors and officers and consult with Casa in relation to such matter to the extent they reasonably require; and

(f)	has in place, and maintains until the Implementation Date, insurance over its assets and business to at least the same extent as that in place at the date of this Deed.

8.1.2	ensure that no member of the NetComm Group:

(a)

Disposes of any securities, business, entity or undertaking to any person other than another entity within the NetComm Group, excluding any disposal approved by the NetComm Board prior to the date of this Deed that has been Fairly Disclosed in the Due Diligence Material;

(b)

Disposes of any asset (or series of assets) to any person, except where the value of that asset (or series of assets) is less than $100,000 or the asset is inventory sold by NetComm in the ordinary course of business;

(c)

acquires any securities, business, interest in a joint venture, entity or undertaking from another person other than another entity within the NetComm Group, excluding any acquisition approved by the NetComm Board that has been Fairly Disclosed in the Due Diligence Material;

(d)

acquires any asset from another person where the value of that asset is in excess of $100,000, except for acquisitions otherwise permitted under paragraph (k) below or of inventory items in the ordinary course of business;

(e)

except as strictly required by law or as required or contemplated by this Deed, takes any action or agree to do anything that would produce a Material Adverse Change, or that could reasonably be expected to result in a Material Adverse Change;

(f)

incurs any indebtedness, or provides any financial accommodation (irrespective of what form that indebtedness or financial accommodation takes) other than, and subject to ensuring the requirements of clause 8.1.6 are met, any short term borrowings under any Existing Credit Facility;

(g)

breaches in any material respect any Existing Credit Facility or any Material Contract to which the NetComm Group Member is a party or terminates or amends in any material respect any Existing Credit Facility or any Material Contract, including, in the case of any Existing Credit Facility, by increasing the credit limit or amount of financial accommodation available to the NetComm Group under or pursuant to any of them (or agree to do any of the foregoing);

(h)

makes, commences, settles or admits liability in relation to any legal proceedings, claim, investigation, arbitration or other like proceeding where the settlement amount, the amount of the claim or the exposure of the NetComm Group (as applicable) exceeds $100,000;

(i)

except as otherwise permitted or required by this clause 8.1 or otherwise in respect of inventory acquired or sold in the ordinary course of business, enters into any agreement, contract, arrangement or understanding with any person which requires the payment by a NetComm Group Member of an amount or amounts in excess of $100,000;

(j)	enters into any partnership, joint venture, strategic alliance or other business combination with any person;

(k)

incurs, commits to or undertakes any capital expenditure or project expenditure (other than any capital expenditure and project expenditure budgeted for and the amount of which has been Fairly Disclosed in the Due Diligence Material);

(l)

employs or engages any individual to act as an officer of the NetComm Group or employs or engages any individual to fulfil a senior management or key management personnel position within the NetComm group;

(m)

employs or engages any individual to fulfil a position other than that of an officer or member of senior management of the NetComm Group where such individual will be employed or engaged for a term of 12 months or longer as an officer, employee, contractor or consultant having a total annual employment or engagement cost of more than $100,000;

(n)

terminates the employment or engagement of, or amends, in any material respect, the terms of employment or engagement of any individual employed or engaged, for a term of 12 months or longer, as an officer, employee, contractor or consultant having a total annual employment or engagement cost of more than $100,000;

(o)	waives or forgives any loans made to any officer or employee of any member of the NetComm Group;

(p)	announces, declares, determines to pay or pays any dividend or other distribution, or returns capital to its shareholders;

(q)	changes its accounting policies other than as required by applicable accounting standards;

(r)	gives or agree to gives a financial benefit to a related party of NetComm;

(s)	modify, amend or exercise any discretion under any share-based incentive plan or scheme, including the NetComm LTIP; or

(t)	authorises, or commits, resolves or agrees to do, any of the matters set out above; and

8.1.3	ensure that no NetComm Prescribed Occurrence occurs;

8.1.4	ensure that the amount of net cash in the NetComm Group is, at all times during the Relevant Period, consistent, in all material respects, with:

(a)	forecasts Fairly Disclosed in the Due Diligence Material prior to the date of this Deed (as those forecasts may be revised in accordance with clause 8.1.5); and

(b)	the outcome that net cash in the NetComm Group as at 30 June 2019 is not less than the Agreed Cash Balance;

8.1.5	only revise forecasts from those Disclosed in the Due Diligence Material prior to the date of this Deed if the forecasts as so revised:

(a)	use reasonable assumptions and are otherwise based on reasonable grounds and appropriate evidence of expected cash flows;

(b)	are prepared on a basis consistent with the basis of preparation of the forecasts Fairly Disclosed in the Due Diligence Material prior to the date of this Deed; and

(c)	provide that net cash in the NetComm Group as at 30 June 2019 is not less than the Agreed Cash Balance,

8.1.6	ensure that net cash in the NetComm Group as at 30 June 2019 is not less than the Agreed Cash Balance,

except to the extent that any action undertaken by NetComm relates to any matter or event:

8.1.7	that is expressly required to be done or procured by NetComm or another NetComm Group Member pursuant to, or which is otherwise expressly permitted by, the Transaction Documents;

8.1.8	for which Casa has provided its prior written consent;

8.1.9	which arises as a result of court or Authority order, injunction or undertaking or is otherwise required in order to comply with any applicable law or regulation;

8.1.10	which has been Fairly Disclosed to ASX prior to the date of this Deed;

8.1.11	which is Fairly Disclosed in the Due Diligence Material;

8.1.12	which is in accordance with contractual rights and obligations that existed at the date of this Deed, provided such rights and obligations have been Fairly Disclosed in the Due Diligence Material; or

8.1.13	to obtain directors’ and officers’ run-off insurance in respect of the NetComm Directors in accordance with clause 9.3.

8.2	Access

During the Relevant Period, NetComm must, as soon as reasonably practicable following any written request made by Casa, provide Casa and its Representatives with reasonable access:

8.2.1

to the books, documents, records, management accounts, financial statements and other information (subject to any existing confidentiality obligations owed to Third Parties, or applicable privacy laws) of any member of the NetComm Group; and

8.2.2	to the employees, officers and advisers (including auditors) of any NetComm Group Member,

in each case which Casa reasonably requires for the purposes of:

8.2.3

understanding NetComm’s operations, financial position (including its cash flow and working capital position), trading performance, prospects, contractual arrangements and management control systems (including information technology and data);

8.2.4	implementing the Scheme;

8.2.5	transitional planning and operating arrangements with respect to the business of the NetComm Group following implementation of the Scheme; or

8.2.6	any other purpose which is agreed in writing between the parties (each acting reasonably),

provided in every case that such provision or access does not place an unreasonable burden on the ability of NetComm to run its business, or breach any law or regulation.

8.3	Change of control

8.3.1

NetComm must use all reasonable endeavours to procure that, as soon as practicable following the date of this Deed (and, in any event, before the Second Court Date), each NetComm Group Member has complied with and discharged all contractual obligations (the identity of which is agreed between NetComm and Casa in writing prior to entry into this Deed) requiring such member of the NetComm Group to give notice to, or to apply for the approval or consent of, a Third Party in connection with this Deed or the transactions contemplated by it (including, for the avoidance of doubt, in respect of the change in control of NetComm resulting from implementation of the Scheme).

8.3.2

NetComm must consult with Casa, and Casa must provide reasonable assistance to NetComm, in connection with giving any notice or seeking any approval or consent under clause 8.3.1. Without limiting the foregoing, NetComm must:

(a)

give Casa as much prior notice as reasonably practicable of any material discussions with any Third Party in connection with clause 8.3.1 and give Casa a reasonable opportunity to participate in such discussions;

(b)

give Casa a reasonable opportunity to review drafts of any material communications to Third Parties in connection with clause 8.3.1 and, acting reasonably and in good faith, take into account any comments provided by Casa or its Representatives on such drafts; and

(c)	promptly provide Casa with copies of all material communications received from Third Parties in connection with clause 8.3.1.

8.3.3	Any notice, approval or consent of a kind referred to in clause 8.3.1 may only be given or sought by NetComm in a form and on terms approved by Casa.

8.4	Existing financing and security

During the Relevant Period, NetComm must cooperate with, and undertake all steps reasonably required or requested by Casa in connection with any Existing Credit Facility of the NetComm Group as may be required in connection with the Transaction, including:

8.4.1	termination or cancellation of such facilities (but only with effect from the Implementation Date or such earlier date as may be agreed between NetComm and Casa); and

8.4.2

using all reasonable endeavours to procure deeds of release, discharges of real property mortgages and registrations on the PPSR from secured parties in relation to any security interest granted by a member of the NetComm Group in favour of that party and procuring the return of any title documents held by a secured party.

8.5	Limits on NetComm obligations

The obligations in clause 8.2 do not require NetComm to:

8.5.1	provide information to Casa concerning the NetComm Directors’ and management’s consideration of the Scheme;

8.5.2	provide any commercially sensitive or competitive information; or

8.5.3	breach an obligation of confidentiality to any person.

8.6	Confidentiality

8.6.1

Except as permitted by clause 8.6.2, each party must keep confidential, and must procure that its Related Bodies Corporate, Associates and Representatives keep confidential, all Confidential Information of the other party.

8.6.2	Nothing in this Deed prevents a person from disclosing a party’s Confidential Information:

(a)

if disclosure is required to be made by law or the rules of a recognised stock or securities exchange and the party whose obligation it is to keep matters confidential or procure that those matters are kept confidential has before disclosure is made notified the other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given the other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

(b)	if disclosure is made by way of a written announcement the terms of which have been agreed in writing by the parties prior to the making of the announcement;

(c)	if disclosure is reasonably required to enable a party to perform its obligations under this Deed;

(d)	to any Adviser of a party who has been retained to advise in relation to the transactions contemplated by any Transaction Document or to the auditor of a party;

(e)	to the Independent Expert;

(f)	to any financier who has made a bona fide proposal to provide finance to a party in relation to the transactions contemplated by any Transaction Document;

(g)	with the prior written approval of the other party; or

(h)	where the matter has come into the public domain otherwise than as a result of a breach by any party of this Deed.

9.	Releases and NetComm Directors’ and officers’ insurance

9.1	NetComm Representatives

9.1.1	Casa:

(a)	releases its rights; and

(b)	agrees with NetComm that it will not make, and that after the Implementation Date it will procure that each NetComm Group Member does not make, any claim,

against any of NetComm’s Representatives as at the date of this Deed and from time to time in connection with:

(c)	any breach of any representations and warranties given by NetComm in any Transaction Document;

(d)	any disclosure by NetComm containing any statement which is untrue, false or misleading whether in content or by omission (other than the Public Announcement); or

(e)	any failure by NetComm or its Representatives to provide information,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where a NetComm Representative has engaged in fraud. For the avoidance of doubt, nothing in this clause 9.1.1 limits Casa’s rights to terminate this Deed under clause 16.

9.1.2	Clause 9.1.1 is subject to any Corporations Act restriction and will be read down accordingly.

9.1.3	NetComm receives and holds the benefit of this clause 9.1 on trust for each of NetComm’s Representatives.

9.2	Casa Representatives

9.2.1	NetComm:

(a)	releases its rights; and

(b)	agrees with Casa that it will not make any claim,

against any of Casa’s Representatives as at the date of this Deed and from time to time in connection with:

(c)	any breach of any representations and warranties given by Casa in any Transaction Document;

(d)	any disclosure by Casa containing any statement which is untrue, false or misleading whether in content or by omission; or

(e)	any failure by Casa or its Representatives to provide information,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where a Casa Representative has engaged in fraud. For the avoidance of doubt, nothing in this clause 9.2.1 limits NetComm’s rights to terminate this Deed under clause 16.

9.2.2	Clause 9.2.1 is subject to any Corporations Act restriction and will be read down accordingly.

9.2.3	Casa receives and holds the benefit of this clause 9.2 on trust for each of Casa’s Representatives.

9.3	NetComm Directors’ and officers’ insurance

Subject to the Scheme becoming Effective, NetComm undertakes that it will, subject to the approval by Casa of the premium payable (such approval not to be unreasonably withheld), in respect of all NetComm Directors pay directors’ and officers’ insurance for a period of seven (7) years from the retirement date of each NetComm Director and for the benefit of each NetComm Director on commercially reasonable terms that are consistent with the terms of its existing directors’ and officers’ insurance policy and substantially in accordance with NetComm’s existing obligations under each access and indemnity deed in place for each relevant NetComm Director at the date of this Deed. Such policy shall include a term that the policy cannot be cancelled unless the insured persons each consent in writing to the cancellation.

10.	NetComm Board recommendations and intentions

10.1	NetComm Board recommendation

10.1.1

NetComm warrants and represents to Casa that on the date of this Deed each NetComm Directors has confirmed to NetComm that he or she considers the Scheme to be in the best interests of Shareholders and will recommend that Shareholders vote in favour of the Scheme, in the absence of a Superior Proposal and provided that the Independent Expert’s Report has concluded that the Scheme is in the best interests of Shareholders.

10.1.2

NetComm must use its best endeavours to procure that, the NetComm Board unanimously and each of the NetComm Directors individually considers the Scheme to be in the best interests of Shareholders and recommends that Shareholders vote in favour of the Scheme, in the absence of a Superior Proposal and provided that the Independent Expert’s Report has concluded that the Scheme is in the best interests of Shareholders.

10.1.3

The Public Announcement and, subject to clause 10.1.4, the Scheme Booklet must include a statement in support of the Scheme and a recommendation to vote in favour of the Scheme by the NetComm Board and each of the NetComm Directors to the effect set out in clauses 10.1.1 and 10.2.1.

10.1.4

NetComm must use its best endeavours to procure that the NetComm Board and each of the NetComm Directors do not change, withdraw, adversely modify, adversely qualify, or take any action inconsistent with their statement in support of the Scheme or recommendation to vote in favour of the Scheme, unless:

(a)	the Independent Expert concludes in the Independent Expert’s Report (either initially or in any updated report) that the Scheme is not in the best interests of Shareholders; or

(b)	NetComm receives, other than as a result of a breach of clause 14, a Competing Proposal and the NetComm Board determines that the Competing Proposal constitutes a Superior Proposal,

and in each case NetComm has complied with the obligations imposed on it under clause 14.

10.2	NetComm Director intentions

10.2.1

NetComm warrants and represents to Casa that on the date of this Deed each NetComm Director has confirmed to NetComm that, subject to clause 10.2.2, he or she will vote all Shares held by that NetComm Director in favour of the Scheme and/or procure that the Shares the voting rights of which the NetComm Director has control over are voted in favour of the Scheme, in the absence of a Superior Proposal and provided that the Independent Expert’s Report has concluded that the Scheme is in the best interests of Shareholders.

10.2.2	NetComm must use its best endeavours to ensure that each NetComm Director who holds Shares, or who has control over voting rights attaching to Shares:

(a)

will vote all Shares held by that NetComm Director in favour of the Scheme Resolution or/or procure that the Shares the voting rights of which the NetComm Director has control over are voted in favour of the Scheme Resolution, in the absence of a Superior Proposal and provided that the Independent Expert’s Report has concluded that the Scheme is in the best interests of Shareholders; and

(b)	does not change that voting intention,

unless there has been a change of recommendation permitted by clause 10.1.

11.	Public announcements and communications

11.1	Announcement of Scheme

As soon as practicable after the execution of this Deed, NetComm and Casa will issue the Public Announcement.

11.2	Public announcements

Where a party is required by applicable law or other applicable requirement (including the rules or requirements of a securities exchange on which the relevant party is listed) to make any announcement or to make any disclosure in connection with this Deed (including its termination) or the Scheme, it may do so only after it has given the other party as much notice as is reasonably practicable in the context of any deadlines imposed by law or other applicable requirement (including the rules or requirements of a securities exchange on which the relevant party is listed), but in any event prior notice, and has, to the extent reasonably practicable, consulted with the other party as to (and has given the other party a reasonable opportunity to comment on) the form and content of that announcement or disclosure. Nothing in this clause requires the giving of prior notice or the taking of any action if doing so would lead to a party breaching an applicable law or other applicable requirement of an Authority.

12.	Warranties

12.1	Warranties by NetComm

12.1.1	NetComm represents and warrants to Casa that each NetComm Warranty is true and correct at the date of this Deed until (and including) the Second Court Date.

12.1.2	Each NetComm Warranty is subject to matters required or permitted to be done by this Deed or another Transaction Document, and matters Fairly Disclosed in the Due Diligence Materials.

12.2	Warranties by Casa

Casa represents and warrants to NetComm that each Casa Warranty is true and correct at the date of this Deed until (and including) the Second Court Date, unless a Casa Warranty is stated to be given at a specified time (in which case, Casa represents and warrants to NetComm that each such Casa Warranty is true and correct at that time).

12.3	Reliance by parties

Each party acknowledges that:

12.3.1	in entering into this Deed the other party has relied on the warranties provided by the first party under this clause 12; and

12.3.2	it has not entered into this Deed in reliance on any warranty made by or on behalf of the other party except those warranties set out in this Deed.

12.4	Indemnity

12.4.1

NetComm indemnifies Casa and its Representatives against any claims, actions, proceedings, liabilities, obligations, damages, loss, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising, which may be suffered or incurred by reason of any breach of any of the NetComm Warranties.

12.4.2

Casa indemnifies NetComm and its Representatives against any claims, actions, proceedings, liabilities, obligations, damages, loss, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising, which may be suffered or incurred by reason of any breach of any of the Casa Warranties.

12.5	Status of representations and warranties

Each representation and warranty in this clause 12:

12.5.1	is severable;

12.5.2	will survive the termination of this Deed; and

12.5.3	is given with the intent that liability thereunder will not be confined to breaches which are discovered prior to the date of termination of this Deed.

12.6	Status and enforcement of indemnities

12.6.1	Each indemnity in this Deed is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this Deed.

12.6.2	It is not necessary for a party to incur expenses or to make any payment before enforcing a right of indemnity conferred by this Deed.

12.7	Notifications

Each party will promptly advise the other party in writing if it becomes aware of any fact, matter or circumstance that constitutes or may constitute a breach of any of the warranties given by it under this clause 12.

13.	Standstill

13.1	Standstill

Subject to clause 13.3, other than as consented to by NetComm, Casa must not, and must procure that each of its Related Bodies Corporate (alone or with others) do not, during the Standstill Period, in any manner:

13.1.1	subscribe for, acquire, agree, make or cause to be made any offer to acquire or make any invitation solicitation for or proposal to acquire or otherwise deal, directly or indirectly, in any:

(a)	securities or direct or indirect rights, warrants, or options to acquire any securities of NetComm;

(b)

any derivative instrument or other financial product (including, without limitation, any cash–settled equity swap) affording an economic exposure to NetComm or to movements in the price of any securities of NetComm; or

13.1.2	obtain by any means a Relevant Interest in the securities of NetComm; or

13.1.3	solicit proxies from Shareholders other than for the purposes of the Transaction; or

13.1.4	aid, abet, counsel, procure, co-operate, advise, assist or encourage or induce, or enter into any agreement or arrangement of any kind with any person in connection with any of the foregoing.

13.2	No existing interest

Casa represents and warrants that, as at the date of this Deed, neither it, nor any of its Associates has any interest in NetComm of a nature set out in clause 13.1.

13.3	Exceptions to standstill

13.3.1	Clause 13.1 does not apply to Casa’s acquisition of the Shares in accordance with this Deed, the Scheme or the Transaction Documents.

13.3.2	If the NetComm Directors make, in relation to a Competing Proposal, the determination referred to in clause 14.6.1(i) then:

(a)

the restrictions in clause 13.1 immediately cease to apply to the extent necessary to allow Casa or any of its Related Bodies Corporate (alone or with others) to propose and make an off market bid under Chapter 6 of the Corporations Act in respect of 100% of the Shares (Permitted Bid), provided always that:

(i)	the consideration offered under the Permitted Bid must be greater than the Scheme Consideration;

(ii)	the Permitted Bid must have a minimum acceptance condition of 50% which cannot be waived by Casa; and

(iii)

Casa may not obtain a Relevant Interest in relation to any Shares except as a result of the acceptances of offers under the Permitted Bid or at any time after the minimum acceptance condition has been satisfied.

(b)

Casa will be permitted to include Confidential Information of NetComm in any bidder’s statement in respect of such takeover bid provided that such Confidential Information may only be included in such bidder’s statement to the extent required by law; and

(c)

this Deed will terminate on the date on which Casa announces, or publicly indicates an intention to announce, the Permitted Bid, provided always if Casa is entitled or will become entitled to the Casa Break Fee, that Casa Break Fee has been paid to Casa in accordance with clause 15.

14.	Exclusivity

14.1	No existing discussions

Other than in relation to the discussions with Casa in connection with the Transaction and this Deed, NetComm represents and warrants to Casa that, as at the date of this Deed:

14.1.1

neither itself, its Related Bodies Corporate nor any of their respective Authorised Persons is a party to any agreement with a third party entered into for the purpose of facilitating a Competing Proposal; and

14.1.2

neither itself, its Related Bodies Corporate nor any of their respective Authorised Persons has invited (since the date of this Deed), or is participating in, any discussions or negotiations with a third party that concern, or that could reasonably be expected to lead to, a Competing Proposal.

14.2	No-shop

During the Exclusivity Period, NetComm must not, and must ensure that its Related Bodies Corporate and their respective Authorised Persons do not, directly or indirectly solicit, invite, initiate or encourage any Competing Proposal or any enquiries, proposals, discussions or negotiations with any third party in relation to (or that could reasonably be expected to lead to) a Competing Proposal, or communicate any intention to do any of these things.

14.3	No-talk

Subject to clause 14.7, during the Exclusivity Period, NetComm must not, and must ensure that its Related Bodies Corporate and their respective Authorised Persons do not, directly or indirectly:

14.3.1	negotiate or enter into or participate in negotiations or discussions with any person; or

14.3.2	communicate any intention to do any of these things,

in relation to (or which may reasonably be expected to lead to) a Competing Proposal, even if that Competing Proposal was not directly or indirectly solicited, encouraged or initiated by NetComm or any of its Related Bodies Corporate, or a person has publicly announced the Competing Proposal.

14.4	No due diligence

Subject to clause 14.7, during the Exclusivity Period, except with the prior written consent of Casa, NetComm must not, and must ensure that its Related Bodies Corporate and their respective Authorised Persons do not, directly or indirectly:

14.4.1

solicit, invite, initiate, or encourage, or facilitate or permit, any person (other than Casa) to undertake due diligence investigations in respect of NetComm, its Related Bodies Corporate, or any of their businesses and operations, in connection with any person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal; or

14.4.2

make available to any person (other than Casa) or permit any such person to receive any non-public information relating to NetComm, its Related Bodies Corporate, or any of their businesses and operations, or access to NetComm management, in connection with any person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal, unless strictly required as a result of the operation of clause 14.7, provided always that:

14.4.3	no due diligence opportunity, information or access to management is provided which has not also been provided to Casa in sufficient time for Casa to consider it for the purposes of clause 14.6; and

14.4.4	prior to any such due diligence opportunity, information or access to management being provided NetComm has first complied in full with its obligations under clause 14.5.

14.5	Notification of approaches

14.5.1	During the Exclusivity Period, NetComm must promptly notify Casa in writing of:

(a)

any direct or indirect approach, inquiry or proposal made by any person to NetComm, any of its Related Bodies Corporate or any of their respective Authorised Persons, to initiate any discussions or negotiations that concern, or that could reasonably be expected to lead to, a Competing Proposal (which, for the avoidance of doubt, must include, to the extent actually known by NetComm:

(i)	the fact that such an approach has been made;

(ii)	the nature of the approach, including the price or consideration proposed and any other material terms; and

(iii)	the name of the person, and such of their authorised representatives as are known to NetComm, and details of any relationship or connection with NetComm or its Authorised Persons); and

(b)

any request made by any person to NetComm, any of its Related Bodies Corporate, or any of their respective Authorised Persons, for any information relating to NetComm, its Related Bodies Corporate, or any of their businesses and operations, in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal.

A variation to a previous approach or proposal is taken to be a new approach or proposal for the purposes of this clause.

14.5.2

The obligations in this clause 14.5, do not apply to the extent that they require NetComm to provide information if the NetComm Board has determined in good faith, and after having considered written advice from the NetComm Board’s external legal advisers, that the consequences of providing the relevant information would be likely to constitute a breach of the fiduciary and statutory duties owed by any NetComm Director.

14.6	NetComm’s response to Rival Acquirer and Casa’s right to respond

14.6.1	If NetComm receives a Competing Proposal and as a result, any NetComm Director proposes to either:

(a)	change, withdraw or modify his or her recommendation of the Scheme; or

(b)	approve or recommend entry into any agreement, commitment, arrangement or understanding relating to the Competing Proposal,

NetComm:

(c)	must use its best endeavours to ensure that no NetComm Director takes any action referred to in paragraphs (a) and (b); and

(d)

must ensure that NetComm, NetComm Directors or any Authorised Person does not enter into any legally binding agreement, arrangement or understanding (whether legally binding or otherwise) with respect to a Competing Proposal, until each of the following has occurred:

(e)	the Competing Proposal is, or may reasonably be expected to lead to, a Superior Proposal;

(f)

NetComm has given Casa written notice (Relevant Notice) of the NetComm’s Director’s proposal to take the action referred to in clauses 14.6.1(a) or 14.6.1(b) (subject to Casa’s rights under clause 14.6.3), including details of the grounds on which the NetComm Directors propose to take such action;

(g)

subject to clause 14.6.2, NetComm has provided Casa with the identity of the relevant third party (Rival Acquirer) and the material terms of the Competing Proposal and any information given to the Rival Acquirer (to the extent not already provided under clause 14.5);

(h)	the rights under clause 14.6.3 have been exhausted; and

(i)

the NetComm Directors have determined that the Competing Proposal is, or may reasonably be expected to lead to, a Superior Proposal after Casa’s rights under clause 14.6.3 have been exhausted and after evaluation of any Counter Proposal (defined below).

14.6.2

Prior to giving Casa the information under clause 14.6.1(g), NetComm must advise the Rival Acquirer that the Rival Acquirer’s name and other details which may identify the Rival Acquirer will be provided by NetComm to Casa on a confidential basis.

14.6.3

If NetComm gives a Relevant Notice to Casa under clause 14.6.1(f), Casa will have the right, but not the obligation, at any time during the period of at least (but not limited to) 4 full Business Days following the receipt of the Relevant Notice, to amend the terms of the Transaction including increasing the amount of consideration offered under the Transaction or proposing any other form of transaction (each a Counter Proposal), and if it does so then the NetComm Directors must review and make a determination in respect of the Counter Proposal in good faith.

14.6.4

If the NetComm Directors determine that the Counter Proposal would be more favourable, or at least no less favourable, to NetComm and the Shareholders than the Competing Proposal (having regard to the matters noted in clause 14.7), then NetComm and Casa must use their best endeavours to agree the amendments to this Deed that are reasonably necessary to reflect the Counter Proposal and to enter into an amended agreement to give effect to those amendments and to implement the Counter Proposal, and NetComm must use its best endeavours to procure that the NetComm Directors recommend the Counter Proposal to the Shareholders and not recommend the applicable Competing Proposal.

14.6.5

For the purposes of this clause 14.6, each successive modification of a material term of any third party expression of interest, offer or proposal in relation to a Competing Proposal will constitute a new Competing Proposal.

14.7	Fiduciary out

The restrictions in clauses 14.3, 14.4.1 and 14.4.2 do not apply to the extent they restrict NetComm or any NetComm Director from taking or refusing to take any action with respect to a Competing Proposal (in relation to which there has been no contravention of this clause 14) provided that the NetComm Board has determined in good faith and acting reasonably after:

14.7.1	consultation with NetComm’s financial advisers, that the Competing Proposal is or may reasonably be expected to lead to a Superior Proposal; and

14.7.2

receiving written advice from NetComm’s external Australian legal adviser practising in the area of corporate law, that failing to take the action or refusing to take the action (as the case may be) with respect to the Competing Proposal would constitute or would be likely to constitute a breach of the fiduciary or statutory obligations of the NetComm Board.

15.	Break Fee

15.1	Background

15.1.1	NetComm and Casa acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented:

(a)	NetComm and Casa will incur significant costs which are expected to exceed those described in clause 15.2; and

(b)	those costs are substantially increased by the cross-border nature of the Transaction, and the multi-jurisdiction operations of the NetComm.

15.1.2

In light of the circumstances referred to in clause 15.1.1, Casa has requested that provision be made for the payments outlined in clause 15.3 as well as the obligations under clause 14, without which Casa would not have entered into this Deed.

15.1.3

In light of the circumstances referred to in clause 15.1.1, NetComm has requested that provision be made for the payments outlined in clause 15.4 without which NetComm would not have entered into this Deed.

15.1.4

The NetComm Board believes that the Scheme will provide benefit to NetComm and the Shareholders and that it is appropriate for NetComm to agree to the payments referred to in this clause 15 in order to secure Casa’s participation in the Transaction.

15.1.5

The Casa Board believes that the Scheme will provide benefit to Casa and its shareholders and that it is appropriate for Casa to agree to the payments referred to in this clause 15 in order to secure NetComm’s participation in the Transaction

15.2	Costs incurred by Casa

15.2.1	The NetComm Break Fee and the Casa Break Fee have been calculated to reimburse Casa or NetComm (as the case may be) for the following:

(a)	fees for reasonable legal and financial advice in planning and implementing the Transaction;

(b)	reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives;

(c)	costs of management and directors time in planning and implementing the Transaction; and

(d)	out of pocket expenses incurred in planning and implementing the Transaction,

in each case, incurred by Casa or NetComm directly or indirectly as a result of having entered into this Deed and pursuing the Transaction.

15.2.2

The parties acknowledge that the amount of fees, costs and Losses referred to in this clause 15.2 is inherently unascertainable and that, even after termination of this Deed, the costs will not be able to be accurately ascertained.

15.3	Payment by NetComm to Casa

15.3.1	NetComm agrees to pay to Casa the NetComm Break Fee (exclusive of GST) if any of the following occur:

(a)	(withdrawal or modification of recommendation): any NetComm Director:

(i)	fails to support or recommend the Scheme as contemplated by clauses 10.1 and 10.2;

(ii)	changes, withdraws, adversely modifies, adversely qualifies, or takes an action inconsistent with their statement in support of the Scheme or recommendation to vote in favour of the Scheme,

(iii)	makes any public statement to the effect that the Scheme is not, or is no longer, supported or recommended or supported by them; or

(iv)	makes any public statement to the effect that they recommend a Competing Proposal,

and do not, within 3 Business Days (or any shorter period ending at 5:00 pm on the last Business Day before the Second Court Date), reinstate their recommendation of the Scheme, except:

(v)	in the circumstances contemplated in clause 10.1.4(a); or

(vi)	as a result of any matter or thing giving NetComm the right to terminate under clause 16;

(b)

(Competing Proposal) a Competing Proposal is made or announced prior to the Second Court Date (whether or not such proposal is stated to be subject to any pre-conditions) and within 12 months of the date of such announcement, a Third Party or an Associate or that Third Party:

(i)	completes a Superior Proposal; or

(ii)

acquires a Relevant Interest in at least 50% of the Shares, or otherwise comes to Control or acquires or obtains an economic interest in all, or a substantial part of, the business, assets or undertakings of the NetComm Group;

(c)	(termination due to material breach) Casa terminates this Deed in accordance with clause 16.2.

15.3.2	NetComm must pay Casa the Casa Break Fee within five Business Days of receipt by NetComm of a demand for payment from Casa made after the occurrence of the event referred to in clause 15.3.1.

15.3.3

For the avoidance of doubt, the NetComm Break Fee is not payable merely because the resolution submitted to the Scheme Meeting in respect of the Scheme is not approved by the majorities required under section 411(4)(a)(ii) of the Corporations Act.

15.3.4	The NetComm Break Fee is only payable once and the maximum amount payable by NetComm under this clause 15.3 is $1,609,629 (exclusive of GST).

15.4	Payment by Casa to NetComm

15.4.1	Casa agrees to pay to NetComm the Casa Break Fee (exclusive of GST) if a Relevant Circumstance occurs prior to the End Date.

15.4.2	Casa must pay NetComm the Casa Break Fee within five Business Days of receipt by Casa of a demand for payment from NetComm made after the occurrence of a Relevant Circumstance.

15.4.3	The Casa Break Fee is only payable once and the maximum amount payable by Casa under this clause 15.4 is $1,609,629 (exclusive of GST).

15.4.4	Notwithstanding any other provision of this Deed:

(a)	the maximum liability of Casa to NetComm in respect of a Relevant Circumstance under or in connection with this Deed will be the Casa Break Fee; and

(b)

the payment by Casa of the Casa Break Fee represents the sole and absolute liability of Casa under or in connection with this Deed in respect of any Relevant Circumstance and no further damages, fees, expenses or reimbursements of any kind will payable by Casa under or in connection with this Deed in respect of a Relevant Circumstance.

15.5	Survival

This clause 15 survives the termination of this Deed.

16.	Termination

16.1	Termination if the Scheme is not implemented by the End Date

This Deed terminates if the Scheme is not implemented by midnight on the End Date.

16.2	Termination by Casa

16.2.1

Subject to the proviso in clause 16.4, Casa may terminate this Deed by notice in writing to NetComm at any time before the Delivery Time if NetComm is in material breach of this Deed which breach cannot be remedied or has not been remedied by the earlier of:

(a)	within 5 Business Days of receiving written notice from Casa to remedy that breach; or

(b)	midnight at the end of the day before the Second Court Date.

16.2.2	Casa may terminate this Deed by notice in writing to NetComm at any time before the Delivery Time if any NetComm Director or the NetComm Board:

(a)	changes, withdraws, adversely modifies, adversely qualifies, or takes an action inconsistent with their statement in support of the Scheme or recommendation to vote in favour of the Scheme,

(b)	makes any public statement to the effect that the Scheme is not, or is no longer, supported or recommended or supported by them; or

(c)	makes any public statement to the effect that they recommend a Competing Proposal,

and do not, within 3 Business Days (or any shorter period ending at 5:00 pm on the last Business Day before the Second Court Date), reinstate their recommendation of the Scheme.

16.2.3	Casa may terminate this Deed in accordance with clause 3.5.

16.3	Termination by NetComm

16.3.1

Subject to the proviso in clause 16.4, NetComm may terminate this Deed at any time before the Delivery Time by notice in writing to Casa if such number of NetComm Directors as constitutes a majority of the NetComm Board:

(a)	change, withdraw, adversely modify, adversely qualify, or take an action inconsistent with their statement in support of the Scheme or recommendation to vote in favour of the Scheme;

(b)	make any public statement to the effect that the Scheme is not, or is no longer, supported or recommended or supported by them; or

(c)	make any public statement to the effect that they recommend a Competing Proposal,

provided that:

(d)	the action described in clauses 16.3.1(a) to (c) (inclusive) that is taken by the NetComm Directors is permitted by clause 10.1.4; and

(e)	if Casa is entitled or will become entitled to the Casa Break Fee as a result of that action, that Casa Break Fee has been paid to Casa in accordance with clause 15.

16.3.2

Subject to the proviso in clause 16.4, NetComm may terminate this Deed at any time before the Delivery Time by notice in writing to Casa if Casa is in material breach of this Deed which cannot be remedied or has not been remedied by the earlier of:

(a)	within 5 Business Days of receiving notice from NetComm to remedy that breach; and

(b)	midnight at the end of the day before the Second Court Date.

16.3.3	NetComm may terminate this Deed in accordance with clause 3.5.

16.4	Proviso

For the purposes of this clause 16, “proviso” means that the terminating party has given notice to the other party setting out the relevant circumstances and stating an intention to terminate this Deed.

16.5	Effect of termination

In the event of termination of this Deed by either NetComm or Casa pursuant to clause 13.3.2(c) or clauses 16.1, 16.2 or 16.3, this Deed will have no further force or effect and the parties will have no further obligations under this Deed, provided that:

16.5.1	this clause and clauses 1, 8.6, 15, 17 to 22 (inclusive) will survive termination;

16.5.2	each party will retain any accrued rights and remedies, including any rights and remedies it has or may have against the other party in respect of any past breach of this Deed; and

16.5.3	subject to clause 16.5.2, the parties are put back into the positions that they were in (including in respect of one another) immediately before entry into this Deed.

16.6	Remedies

The parties acknowledge that damages may not be a sufficient remedy for breach of this Deed. Specific performance, injunctive relief or any other remedies which would otherwise be available in equity or law are available as a remedy for a breach or threatened breach of this Deed by any party, notwithstanding the ability of the other party to terminate this Deed or seek damages for such a breach or threatened breach or to demand payment of the Casa Break Fee or NetComm Break Fee.

17.	GST

17.1	Interpretation

The parties agree that:

17.1.1	except where the context suggests otherwise, terms used in this clause 17 have the meanings given to those terms by the GST Law in force in Australia;

17.1.2

any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 17; and

17.1.3	any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause.

17.2	Reimbursements and similar payments

Any payment or reimbursement required to be made under this Deed or any other Transaction Document that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which the cost, expense or amount relates.

17.3	GST payable

If GST is payable in relation to a supply made under or in connection with this Deed or any other Transaction Document then any party (Recipient) that is required to provide consideration to another party (Supplier) for that supply must pay an additional amount to the Supplier equal to the amount of that GST at the same time as other consideration is to be provided for that supply or, if later, within 5 Business Days of the Supplier providing a valid tax invoice to the Recipient.

17.4	Variation to GST payable

If the GST payable in relation to a supply made under or in connection with this Deed or any other Transaction Document varies from the additional amount paid by the Recipient under clause 17.3 then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. Any ruling, advice, document or other information received by the Recipient from the Australian Taxation Office in relation to any supply made under this Deed or any other Transaction Document shall be conclusive as to the GST payable in relation to that supply. Any payment, credit or refund under this paragraph is deemed to be a payment, credit or refund of the additional amount payable under clause 17.3.

18.	Stamp duty and costs

18.1.1	Casa will bear all stamp duty payable in respect of this Deed, the Scheme and any agreement or document that is brought into existence for the purpose of the Scheme.

18.1.2

Except as otherwise provided in this Deed, each party must pay its own costs of negotiating, preparing, executing and performing this Deed and the Scheme Booklet and the proposed, attempted or actual implementation of this Deed and the Scheme.

19.	Notices

19.1	How notice to be given

Each communication (including each notice, consent, approval, request and demand) under or in connection with this Deed:

19.1.1	may be given by personal service, prepaid post or email;

19.1.2	must be in writing;

19.1.3

must be addressed to each party using that party’s details as set out in the ‘parties’ section of this Deed (unless that party has notified the other party of new details, in which case, using those new details);

19.1.4

(in the case of personal service or prepaid post) must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

19.1.5

(in the case of email) must be in .PDF or other format that is a scanned image of the original of the communication, and attached to an email that states that the attachment is a communication under this Deed; and

19.1.6	must be delivered by hand or posted by prepaid post to the address, or sent by email to the email address of the addressee, in accordance with clause 19.1.3.

19.2	When notice taken to be received

Each communication (including each notice, consent, approval, request and demand) under or in connection with this Deed is taken to be received by the addressee:

19.2.1	(in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

19.2.2	(in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

19.2.3	(in the case of personal service) on delivery; and

19.2.4

(in the case of email) unless the party sending the email knows or reasonably ought to suspect that the email and the attached communication were not delivered to the addressee’s domain specified in the email address notified for the purposes of this clause 19, when the email was sent, but if the communication would otherwise be taken to be received on a day that is not a Business Day or after 5:00 pm in its place of receipt, it is taken to be received at 9:00 am on the next Business Day in its place of receipt.

20.	Interpretation

20.1	In this Deed, unless expressed to the contrary:

20.1.1	words denoting the singular include the plural and vice versa;

20.1.2	the word ‘includes’ in any form is not a word of limitation;

20.1.3	where a word or phrase is defined, another part of speech or grammatical form of that word or phrase has a corresponding meaning;

20.1.4	headings and sub-headings are for ease of reference only and do not affect the interpretation of this Deed; and

20.1.5	a reference to:

(a)	a gender includes all other genders;

(b)	any legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced and includes any subordinate legislation issued under it;

(c)

any instrument (such as a deed, agreement or document) is to that instrument (or, if required by the context, to a part of it) as amended, novated, substituted or supplemented at any time and from time to time;

(d)	writing includes writing in digital form;

(e)	‘this Deed ‘ is to this Deed as amended from time to time;

(f)	‘A$’, ‘$’, ‘AUD’ or ‘dollars’ is a reference to Australian dollars;

(g)	a clause, schedule or appendix is a reference to a clause, schedule or appendix in or to this Deed;

(h)	a reference to time in this Deed is a reference to the time in Sydney, New South Wales, Australia (being Australian Eastern Standard Time or Australian Eastern Daylight Time, as applicable);

(i)

any property or assets of a person includes the legal and beneficial interest of that person of those assets or property, whether as owner, lessee or lessor, licensee or licensor, trustee or beneficiary or otherwise;

(j)	a person includes a firm, partnership, joint venture, association, corporation or other body corporate;

(k)	a person includes the legal personal representatives, successors and permitted assigns of that person, and in the case of a trustee, includes any substituted or additional trustee; and

(l)

any body (Original Body) which no longer exists or has been reconstituted, renamed, replaced or whose powers or functions have been removed or transferred to another body or agency, is a reference to the body which most closely serves the purposes or objects of the Original Body.

20.2	A clause in this Deed must not be construed adversely to a party merely because that party prepared it or caused it to be prepared.

20.3

If the day on which any act to be done under this Deed is a day other than a Business Day, that act must be done on the immediately preceding Business Day except where this Deed expressly specifies otherwise.

21.	Best and reasonable endeavours

Any provision of this Deed which requires a party to use best endeavours or all reasonable endeavours to procure that something is performed or occurs or does not occur does not include any obligation to:

(a)	divest or retain any assets used by it in the operation of its business;

(b)	pay any money or to provide any financial compensation, or any other incentive to or for the benefit of any person in the form of an inducement or consideration except for payment of:

(i)	any applicable fee for the lodgement or filing of any relevant application with any Regulatory Authority; or

(ii)	immaterial expenses or costs, including costs of advisers,

to procure the relevant thing (except, in each case, in circumstances that are commercially onerous or unreasonable in the context of this Deed); or

(c)	commence or defend any legal action or proceeding against any person,

except, in each case, where that provision expressly specifies otherwise and, for the avoidance of doubt, that party will not breach the relevant provision requiring the use of best or all reasonable endeavours where the party does not procure that the thing is performed or occurs or does not occur as a result of matters outside the control or influence of the party.

22.	General

22.1	Listing requirements included as law

A listing rule or operating rule of a financial market or of a clearing and settlement facility will be regarded as a law, and a reference to such a rule is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

22.2	Cumulative rights

The rights, powers and remedies of a party under this Deed are cumulative with the rights, powers or remedies provided by law independently of this Deed.

22.3	Wavier and variation

A provision or a right under this Deed may not be waived except in writing signed by the party granting the waiver, or varied except in writing signed by each of the parties.

22.4	Approvals and consents

Unless this Deed expressly provides otherwise, a consent under this Deed may be given conditionally or unconditionally, or withheld, in the absolute discretion of the party entitled to give the consent and to be effective must be given in writing.

22.5	Specific performance

The parties acknowledge that monetary damages alone would not be adequate compensation for a breach by any party of an obligation under this Deed and that specific performance of that obligation is an appropriate remedy.

22.6	Entire agreement

The Transaction Documents constitute the entire agreement between the parties in relation to their subject matter and supersede all previous agreements and understandings between the parties in relation to their subject matter.

22.7	Severability

If the whole or any part of a provision of this Deed is void, unenforceable or illegal in a jurisdiction, it is severed for that jurisdiction. The remainder of this Deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Deed or is contrary to public policy.

22.8	Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this Deed.

22.9	Counterparts

This Deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Deed, and all together constitute one agreement.

22.10	Assignment

The rights and obligations of each party under this Deed are personal. They cannot be assigned, charged or otherwise dealt with, and no party shall attempt or purport to do so, without the prior written consent of the other party.

22.11	Casa may elect a Subsidiary

22.11.1

Casa may elect, under this clause 22.11, a wholly-owned Subsidiary of Casa to acquire all of the Scheme Shares under the Scheme by giving written notice to NetComm of that relevant Subsidiary on or before the First Court Date.

22.11.2	Casa warrants that, if it elects a wholly-owned Subsidiary to acquire all of the Scheme Shares pursuant to this clause 22.11:

(a)	Casa and the wholly-owned Subsidiary will both enter into the Deed Poll;

(b)	Casa will continue to be bound by this Deed; and

(c)	Casa will ensure that the wholly-owned Subsidiary completes the acquisition in accordance with the terms of this Deed and the Deed Poll.

22.12	Governing law and jurisdiction

22.12.1	This Deed is governed by the law applying in New South Wales, Australia.

22.12.2	Each party irrevocably:

(a)

submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia, Commonwealth courts having jurisdiction in that State and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this Deed; and

(b)

waives any objection it may have now or in the future to the venue of any proceedings, and any claim it may have now or in the future that any proceedings have been brought in an inconvenient forum, if that venue falls within clause.

Schedule 1 NetComm Warranties

1.	Capacity, authority and solvency

On the date of this Deed and the Second Court Date:

1.1	NetComm:

1.1.1	is a corporation validly existing under the laws of its place of incorporation;

1.1.2	has the corporate power to enter into and perform its obligations under this Deed and to carry out the transactions contemplated by this Deed;

1.1.3	has not suffered an Insolvency Event;

1.1.4

has taken all necessary corporate action to authorise the entry into this Deed and has taken or will take all necessary corporate action to authorise the performance of this Deed and to carry out the transactions contemplated by this Deed; and

1.2

the Transaction Documents to which NetComm is party constitute legal, valid and binding obligations on it, enforceable in accordance with their terms, and do not conflict with or result in a breach of or default under:

(a)	the constitution or equivalent constituent documents of NetComm or any of its Subsidiaries; or

(b)	any writ, order or injunction, judgment, law, rule, obligation or regulation to which NetComm or any of its Subsidiaries is party, or by which NetComm or any of its Subsidiaries is bound.

2.	NetComm Data Room Materials and other information

2.1	On the date of this Deed, the Due Diligence Material was prepared in good faith for the purpose of a due diligence process and as far as NetComm is aware:

2.1.1	the information was collated or otherwise prepared with all reasonable care and skill;

2.1.2	that information is accurate in all material respects;

2.1.3	that information is not misleading or deceptive, or likely to mislead or deceive (including by omission) in any material respect; and

2.1.4

no information has been knowingly or recklessly omitted from the information that has been provided to Casa that in NetComm’s opinion (acting reasonably) could be expected to make the information materially misleading.

2.2

NetComm has prepared, compiled and made available to Casa and its Representatives the Due Diligence Material in good faith and NetComm is not aware of any information which is not included in the Due Diligence Material and which could reasonably be expected to be material to the evaluation of the NetComm Group and its businesses, operations and affairs by a reasonable and sophisticated buyer.

3.	NetComm Provided Information

On the First Court Date, the date of the Scheme Meeting and on the Second Court Date, the NetComm Provided Information is not misleading or deceptive (including by the omission of information) in any material respect and will comply with applicable laws and the terms of this Deed as they apply to such information.

4.	Other representations and warranties

4.1.1

Other than as expressly contemplated by the Conditions, no shareholder or regulatory Authority approvals are required to be obtained by the NetComm Group in order for NetComm to execute and perform the Transaction Documents to which it is a party.

4.2

As far as NetComm is aware, it has complied in all material respects with its continuous disclosure obligations under Listing Rule 3.1 and as at the date of this Deed is not withholding any information (other than the fact of its discussions and negotiations with Casa relating to the Transaction and the subject matter of this Deed) from ASX under Listing Rule 3.1A that has not been fully and Fairly Disclosed in the Due Diligence Material.

4.3

The NetComm Group has all material licences, permits, authorisations and approvals necessary for it to conduct its business in the manner in which it is conducted as at the date of this Deed, and no NetComm Group Member is in material breach of, or default under, any such licence, permit, authorisation or approval, nor has any member of the NetComm Group received any notice in respect of the termination, revocation, variation or non-renewal of any such licence, permit, authorisation or approval.

4.4

As at the date of this Deed there are 146,329,906 Shares and 2,250,000 SARs (all of which are unvested) on issue, and NetComm has not issued (and is not required to issue and may not become required to issue) any other securities or instruments or rights which are still outstanding (or may become outstanding) and which may convert to Shares other than the Share Appreciation Rights.

4.5	Each member of the NetComm Group has complied in all material respects with all applicable laws and regulations, including (without limitation):

(a)	privacy and data protection laws and regulations;

(b)	tax laws and regulations;

(c)	employment laws and regulations;

(d)	laws and regulations relating to anti-money laundering, antibribery and anti-corruption; and

(e)	telecommunications laws,

in each case in each applicable jurisdiction that the NetComm Group operates, and NetComm is not aware of, and has not received notice of, any actual or alleged material breach of any such laws or regulations by any member of the NetComm Group.

4.6

Each member of the NetComm Group has complied in all material respects with each Material Contract to which it is a party, and no member of the NetComm Group is aware of any intention on the part of any counterparty to a Material Contract to terminate such Material Contract or amend the terms of such Material Contract in any material respect;

4.7

No outstanding calls or demands have been made under, or in respect of, any of the financing or security arrangements to which any member of the NetComm Group is a party or by which any member of the NetComm Group (or any assets thereof) is bound (Financing Arrangement).

4.8

There is no existing or unremedied material breach of, nor any material default, event of default, cancellation event, review event, prepayment event or similar event currently subsisting under, any Financing Arrangements.

4.9

No member of the NetComm Group is a party to or the subject of any investigation, action, proceeding, dispute, claim, demand, notice, direction, declaration, inquiry, arbitration, mediation, dispute resolution or litigation that will or may have a material adverse effect on the trading or financial performance, profitability, prospects or reputation of the NetComm Group (taken as a whole).

4.10	On the First Court Date and the Second Court Date:

(a)	the NetComm Provided Information has been prepared and included in the Scheme Booklet in good faith;

(b)

the NetComm Provided Information (as well as any Casa Provided Information to the extent that it consists of information relating to the NetComm Group that was provided to Casa by or on behalf of NetComm, or has been extracted from announcements made by NetComm to the ASX regarding the NetComm Group) does not contain a statement which is misleading or deceptive in any material respect and does not contain any material omission; and

(c)	the NetComm Provided Information complies in all material respects with relevant laws (including the Corporations Act, Listing Rules and relevant Regulatory Guides).

4.11	Any statement of opinion or belief contained in the NetComm Provided Information is honestly held and there are reasonable grounds for holding the opinion or belief.

Schedule 2 Casa Warranties

1.	Capacity, authority and solvency

On the date of this Deed and the Second Court Date, Casa:

1.1	is a corporation validly existing under the laws of its place of incorporation;

1.2	has the corporate power to enter into and perform its obligations under this Deed and to carry out the transactions contemplated by this Deed;

1.3	has not suffered an Insolvency Event;

1.4

has taken all necessary corporate action to authorise the entry into this Deed and has taken or will take all necessary corporate action to authorise the performance of this Deed and to carry out the transactions contemplated by this Deed; and

1.5

is legally bound by this Deed, and this Deed does not and will not result in a breach of, or default under any provision of, Casa’s constitution or any term of any order, judgement or law which it is a party to or is subject to or by which it is bound or any term or provision of any material agreement to which it is a party.

2.	Casa Provided Information

On the First Court Date, the date of the Scheme Meeting and on the Second Court Date, the Casa Provided Information is not misleading or deceptive (including by the omission of information) in any material respect and will comply with applicable laws and the terms of this Deed as they apply to such information.

3.	Financing

On the date of this Deed, the First Court Date, the date of the Scheme Meeting, the Second Court Date and the Implementation Date, Casa has financing available to provide all of the Scheme Consideration in accordance with clause 6.1.1.

4.	FIRB approval

The information relating to the Casa Group in the application submitted to the Treasurer for approval of the Transaction for the purposes of the FATA will, to the best of Casa’s knowledge, be complete and accurate in all material respects.

5.	Authorisations

On the date of this Deed, the First Court Date, the date of the Scheme Meeting and on the Second Court Date, Casa does not require any Authorisation in any jurisdiction to give effect to the Scheme other than Authorisations from ASIC, ASX and the Court and approval of the Treasurer under the FATA.

Execution page

Executed by the parties as a deed.

Executed by NetComm Wireless Limited ACN 002 490 486 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) )

/s/ Justin Milne	/s/ Chris Last
Signature of Director	Signature of Company Secretary

Justin Milne	Chris Last
Print full name	Print full name

Executed by Casa Systems, Inc.

By:	/s/ Jerry Guo
Name:	Jerry Guo
Title:	President & CEO

Attachment 1 Indicative Scheme Timetable

Date	Event
22 February 2019 (pre-market opening)	Scheme Implementation Deed is signed and Scheme is announced.

Week of 8 April 2019	Draft Scheme Booklet and Independent Expert’s Report is submitted to ASIC for review.

Week of 29 April 2019	Scheme Booklet, Independent Expert’s Report and evidence are submitted to Court.

Week of 6 May 2019	First Court Date.

Week of 6 May 2019	Scheme Booklet is registered with ASIC, printed and dispatched.

Week of 6 May 2019	Notice of Scheme Meeting issued to Shareholders.

Week of 27 May 2019	Notice of Second Court Date published.

Week of 3 June 2019	Scheme Meeting.

Week of 10 June 2019	Provision of evidence ahead of Second Court Date.

Week of 10 June 2019	Second Court Date.

Week of 17 June 2019	Record Date.

Week of 24 June 2019	Implementation Date.

Attachment 2 Casa Closing Certificate

This Casa Closing Certificate is given pursuant to clause 3.1 of the Scheme Implementation Deed dated [insert] between [Insert] and [Insert] (SID).

Terms in this certificate have the same meaning as those terms in the SID.

After due and careful enquiry, to the best of the knowledge and belief of Casa, no fact, matter or circumstance has arisen that:

•	makes any Casa Warranty materially false or inaccurate, constitutes a material breach of a Casa Warranty, or otherwise materially qualifies a Casa Warranty; or

•	would allow NetComm to validly terminate the SID.

Dated [insert]

[insert name]

Director

[Insert]

Attachment 3 NetComm Closing Certificate

This NetComm Closing Certificate is given pursuant to clause 3.1 of the Scheme Implementation Deed dated [insert] between [Insert] and [Insert] (SID).

Terms in this certificate have the same meaning as those terms in the SID.

After due and careful enquiry, to the best of the knowledge and belief of NetComm, no fact, matter or circumstance has arisen that:

•	makes any NetComm Warranty materially false or inaccurate, constitutes a material breach of a NetComm Warranty, or otherwise materially qualifies a NetComm Warranty; or

•	would allow Casa to validly terminate the SID.

Dated [insert]

[insert name]
Director
[Insert]

Attachment 4 Scheme

Lawyers Collins Square, Tower Two Level 25, 727 Collins Street Melbourne VIC 3008 Australia Telephone 61 3 9258 3555 Facsimile 61 3 9258 3666 info@maddocks.com.au www.maddocks.com.au DX 259 Melbourne

Scheme of Arrangement

NetComm Wireless Limited ACN 002 490 486

and

Each person registered as a holder of fully paid ordinary shares in NetComm as at the Record Date

Interstate offices Canberra Sydney Affiliated offices around the world through the Advoc network - www.advoc.com

Contents

1.	Defined terms and interpretation		1

	1.1	Defined terms	1
	1.2	Interpretation	4

2.	Preliminary matters		5

3.	Conditions		5

	3.1	Conditions precedent	5
	3.2	Effect of conditions precedent	6
	3.3	Certificate	6
	3.4	Termination and End Date	6

4.	Implementation of this Scheme		6

	4.1	Lodgement of Court orders with ASIC	6
	4.2	Transfer of Scheme Shares	6

5.	Scheme Consideration		7

	5.1	Scheme Consideration	7
	5.2	Provision of Scheme Consideration	7
	5.3	Joint holders	8
	5.4	Orders of a Court or other Authority	9
	5.5	Cancellation and reissue of cheques	9

6.	Dealings in Scheme Shares		9

	6.1	Determination of Scheme Participants	9
	6.2	Register	9

7.	Quotation of Shares		10

8.	General Scheme provisions		10

	8.1	Consent to amendments to this Scheme	10
	8.2	Scheme Participants’ agreements and warranties	11
	8.3	Title to and rights in Scheme Shares	11
	8.4	Appointment of sole proxy	12
	8.5	Authority given to NetComm	12
	8.6	Binding effect of this Scheme	13

9.	General		13

	9.1	Stamp duty	13
	9.2	Consent	13
	9.3	Notices	13
	9.4	Governing law and jurisdiction	13
	9.5	Further action	14
	9.6	No liability when acting in good faith	14

page ii

Scheme of Arrangement

Parties

Name	NetComm Wireless Limited ACN 002 490 486

Address	18-20 Orion Road, Lane Cove, New South Wales 2066, Australia

Email	Chris.Last@netcommwireless.com

Contact	Company Secretary

Short name	NetComm

Name	The persons registered as holders of fully paid ordinary shares in NetComm as at the Record Date

Short name	Scheme Participants

The parties agree

1.	Defined terms and interpretation

1.1	Defined terms

The meanings of the terms used in this Scheme are set out below:

Adviser means, in relation to an entity, a financier, financial adviser, corporate adviser, legal adviser, or technical or other expert adviser, or consultant who provides advisory services in a professional capacity and who has been engaged by that entity in connection, directly or indirectly, with this Scheme.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

Authority means any:

(a)	government, government department, government agency or government authority;

(b)	governmental, semi-governmental, municipal, judicial, quasi-judicial, administrative or fiscal entity or person carrying out any statutory authority or function; or

(c)	other entity or person (whether autonomous or not) having powers or jurisdiction under:

i.	any statute, regulation, ordinance, by-law, order or proclamation, or the common law; or

ii.	the rules of any recognised stock or securities exchange.

Business Day means a week day on which trading banks are open for business in Sydney, Australia provided that on that day banks are open for business in Andover, United States of America.

Casa means Casa Systems, Inc., of 100 Old River Road, Andover, Massachusetts 01810, United States of America.

CHESS means the Clearing House Electronic Subregister System for the electronic transfer of securities operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia or another court having jurisdiction in relation to the Scheme as agreed between NetComm and Casa.

Deed Poll means the deed poll dated on or about the date of this Scheme under which Casa covenants in favour of Scheme Participants prior to the First Court Date to provide the Scheme Consideration in accordance with the terms of this Scheme.

Delivery Time means, in relation to the Second Court Date, 8:00 am before the commencement of the Second Court Hearing or if the commencement of the Second Court Hearing is adjourned, the commencement of the adjourned Second Court Hearing.

Effective means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date means the date on which the Scheme becomes Effective.

End Date means the later of:

(a)	30 September 2019; or

(b)	such later date as Casa and NetComm may agree in writing, each acting reasonably.

Implementation Deed means the scheme implementation deed dated 22 February 2019 between Casa and NetComm relating to (among other things) the implementation of this Scheme.

Implementation Date means the date which is 5 Business Days after the Record Date or such other data as NetComm and Casa agree in writing, provide that if such date falls on:

(a)	a Monday;

(b)	a day that is a public holiday in the United States of America and on which commercial banks are closed in the United States of America (such day a U.S. Holiday); or

(c)	the day after a U.S. Holiday,

the ‘Implementation Date will be the next Business Day on which none of (a), (b) or (c) apply. It is understood that the reference to a ‘day’ in the United States of America will refer to the day immediately preceding the applicable day in Australia.

Listing Rules means the official listing rules of ASX as amended, waived or modified from time to time.

NetComm LTIP means NetComm’s Long Term Incentive Plan approved on 18 November 2015 by ordinary resolution of Shareholders.

Record Date means 7:00 pm on the third Business Day after the Effective Date or such other date after the Effective Date as Casa and NetComm agree in writing.

Register means the register of Shares kept on behalf of NetComm by Link Market Services Limited ACN 083 214 537 and Registry has a corresponding meaning.

Registered Address means, in relation to a Scheme Participant, the address shown in the Register as at the Record Date.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Representatives means in respect of a party, any person acting for or on behalf of that party (including any Related Body Corporate of that party, and any director, officer, employee, agent, affiliate, contractor or Adviser of that party or its Related Bodies Corporate).

Scheme means this scheme of arrangement subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act, together with any alterations or conditions made or required pursuant to sub-section 411(6) of the Corporations Act and agreed or consented to in writing by NetComm and Casa.

Scheme Consideration means the an amount of $1.10 cash for each Scheme Share.

Scheme Meeting means the meeting of Shareholders ordered by the Court in relation to the Scheme to be convened pursuant to Section 411(1) of the Corporations Act and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Participant means each person registered in the Register as the holder of one or more Scheme Shares on the Record Date.

Scheme Shares means the Shares on issue as at the Record Date.

Scheme Transfer means one or more proper instruments of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, which may be or include a master transfer of all or part of the Scheme Shares.

Second Court Date means the first day of hearing of an application made to the Court by NetComm for orders pursuant to section 411(4)(b) of the Corporations Act approving the Scheme or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing, with such hearing (or adjourned hearing) being the Second Court Hearing.

Separate Account has the meaning given in clause 5.2.4(b).

Share means a fully paid ordinary share issued in the capital of NetComm.

Share Appreciation Right has the meaning given in the NetComm LTIP.

Shareholder means each person who is registered in the Register as the holder of Shares.

Trust Account means an Australian dollar denominated trust account which attracts interest at a commercial rate and is operated by NetComm as trustee for the Scheme Participants (except that any interest on the amount deposited (less bank fees and other charges) will accrue for the benefit of Casa), details of which NetComm must notify to Casa no later than 5 Business Days before the Implementation Date.

1.2	Interpretation

1.2.1	In this Scheme, unless expressed to the contrary:

(a)	words denoting the singular include the plural and vice versa;

(b)	the word ‘includes’ in any form is not a word of limitation;

(c)	where a word or phrase is defined, another part of speech or grammatical form of that word or phrase has a corresponding meaning;

(d)	headings and sub-headings are for ease of reference only and do not affect the interpretation of this Scheme; and

(e)	a reference to:

(i)	a gender includes all other genders;

(ii)	any legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced and includes any subordinate legislation issued under it;

(iii)

any instrument (such as a deed, agreement or document) is to that instrument (or, if required by the context, to a part of it) as amended, novated, substituted or supplemented at any time and from time to time;

(iv)	writing includes writing in digital form;

(v)	‘this Deed ‘ is to this Deed as amended from time to time;

(vi)	‘A$’, ‘$’, ‘AUD’ or ‘dollars’ is a reference to Australian dollars;

(vii)	a clause, schedule or appendix is a reference to a clause, schedule or appendix in or to this Deed;

(viii)	a reference to time in this Deed is a reference to the time in Sydney, New South Wales, Australia (being Australian Eastern Standard Time or Australian Eastern Daylight Time, as applicable);

(ix)

any property or assets of a person includes the legal and beneficial interest of that person of those assets or property, whether as owner, lessee or lessor, licensee or licensor, trustee or beneficiary or otherwise;

(x)	a person includes a firm, partnership, joint venture, association, corporation or other body corporate;

(xi)	a person includes the legal personal Representatives, successors and permitted assigns of that person, and in the case of a trustee, includes any substituted or additional trustee; and

(xii)

any body (Original Body) which no longer exists or has been reconstituted, renamed, replaced or whose powers or functions have been removed or transferred to another body or agency, is a reference to the body which most closely serves the purposes or objects of the Original Body.

1.2.2	A clause in this Scheme must not be construed adversely to a party merely because that party prepared it or caused it to be prepared.

1.2.3

If the day on which an act to be done under this Scheme is a day other than a Business Day, that act must be done on the immediately preceding Business Day except where this Scheme expressly specifies otherwise.

1.2.4	A Listing Rule or business rule of a financial market or securities exchange will be regarded as law for the purposes of this Scheme.

2.	Preliminary matters

2.1

NetComm is an listed public company limited by shares and quoted on ASX (ASX: NTC), incorporated in Australia and registered in New South Wales, Australia with its registered office at 18-20 Orion Road, Lane Cove, New South Wales 2066, Australia.

2.2	As at 1 February 2019:

2.2.1	146,329,906 Shares were on issue; and

2.2.2	2,250,000 Share Appreciation Rights were on issue which are not quoted on any financial market.

2.3

Casa is a public company limited by shares and quoted on NASDAQ (NASDAQ: CASA), and is incorporated in Delaware, United States of America and headquartered at 100 Old River Road, Andover, Massachusetts 01810, United States of America.

2.4	Casa and NetComm have entered into the Implementation Deed in respect of (among other things) the implementation of this Scheme.

2.5

This Scheme attributes actions to Casa but does not itself impose any obligations in favour of Scheme Participants to perform those actions. By executing the Deed Poll, Casa has agreed to perform the actions attributed to it under this Scheme and to perform its obligations under the Deed Poll, including payment of the Scheme Consideration in accordance with the terms of this Scheme.

3.	Conditions

3.1	Conditions precedent

The Scheme is conditional on and will not become Effective until and unless the following conditions precedent are satisfied:

3.1.1

all the conditions in clause 3.1 of the Implementation Deed (other than the condition in clause 3.1.4 of the Implementation Deed relating to Court approval of this Scheme) are satisfied or waived in accordance with the terms of the Implementation Deed;

3.1.2	neither the Implementation Deed nor the Deed Poll is terminated in accordance with its terms by the Delivery Time;

3.1.3

this Scheme is approved by the Court at the Second Court Hearing under section 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under section 411(6) of the Corporations Act as are acceptable to NetComm and Casa;

3.1.4	such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to this Scheme as are acceptable to NetComm and Casa are satisfied or waived; and

3.1.5

the order of the Court made under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act approving this Scheme comes into effect pursuant to section 411(10) of the Corporations Act on or before the End Date.

3.2	Effect of conditions precedent

The satisfaction of each condition precedent in clause 3.1 is a condition precedent to the operation of clause 4 and clause 5 and the binding effect of this Scheme.

3.3	Certificate

3.3.1

Each of NetComm and Casa will provide a certificate to the Court at the Second Court Hearing confirming (in respect of matters within their respective knowledge) whether or not the conditions precedent in clauses 3.1.1 and 3.1.2 have been satisfied or waived as at the Delivery Time.

3.3.2	The certificates given by NetComm and Casa constitute conclusive evidence that the conditions precedent in clauses 3.1.1 and 3.1.2 have been satisfied or waived as at the Delivery Time.

3.4	Termination and End Date

Without limiting any rights under the Implementation Deed, if:

3.4.1	either the Implementation Deed or the Deed Poll is terminated in accordance with its terms before the Scheme becomes Effective; or

3.4.2

the Effective Date or the Implementation Date has not occurred on or before the End Date, then, unless NetComm and Casa otherwise agree in writing, this Scheme will lapse and each of Casa and NetComm are released from any further obligation to take steps to implement the Scheme.

4.	Implementation of this Scheme

4.1	Lodgement of Court orders with ASIC

For the purposes of section 411(10) of the Corporations Act, NetComm must lodge with ASIC an office copy of the order made by the Court under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act approving this Scheme as soon as possible, and in any event by no later than 5:00 pm on the Business Day following the day on which such office copy is received by NetComm or such later date as NetComm and Casa agree in writing.

4.2	Transfer of Scheme Shares

4.2.1	Subject to the Scheme becoming Effective, on the Implementation Date:

(a)	the Scheme Consideration must be provided in the manner contemplated in clause 5;

(b)

subject to the provision of the Scheme Consideration in the manner contemplated by clause 5, all of the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to Casa, without the need for any further act by any Scheme Participant (other than acts performed by NetComm or its officers as attorney and agent for Scheme Participants under clause 8.5), by:

(i)	NetComm duly completing and executing the Scheme Transfer, duly executed on behalf of the Scheme Participants (as transferors), and delivering it to Casa; and

(ii)	Casa duly executing the Scheme Transfer (as transferee) and delivering it to NetComm for registration.

4.2.2

Immediately following receipt of the Scheme Transfer in accordance with clause 4.2.1(a), NetComm must enter, or procure the entry of, the name of Casa in the Register in respect of all the Scheme Shares transferred to Casa in accordance with this Scheme.

4.2.3

To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Casa, will, at the time of transfer of them to Casa, vest in Casa free from all mortgages, charges, liens, encumbrances, pledges, security interests, other interests of third parties of any kind (whether legal or otherwise) and any restrictions on transfer of any kind.

5.	Scheme Consideration

5.1	Scheme Consideration

Subject to the terms of this Scheme, in consideration for each Scheme Share transferred to Casa, Casa must pay, or procure the payment, to each Scheme Participant the amount of $1.10 cash for each Scheme Share held by that Scheme Participant.

5.2	Provision of Scheme Consideration

5.2.1

In consideration for the transaction to Casa of the Scheme Shares, Casa must, by no later than the Business Day before the Implementation Date, deposit, or procure the deposit of, in cleared funds an amount equal to the aggregate amount of the Scheme Consideration payable to each Scheme Participant, into the Trust Account, such amount to be held by NetComm as trustee for the Scheme Participants (provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Casa’s account).

5.2.2

Subject to Casa complying with clause 5.2.1, on the Implementation Date, NetComm must pay or procure the payment from the Trust Account to each Scheme Participant the Scheme Consideration attributable to that Scheme Participant based on the number of Scheme Shares held by that Scheme Participant as at the Record Date.

5.2.3	NetComm’s obligation under clause 5.2.2 will be satisfied by NetComm:

(a)

where a Scheme Participant has, before the Record Date, made an election in accordance with the requirements of the Registry to receive dividend payments from NetComm by electronic funds transfer to a bank account nominated by the Scheme Participant, paying, or procuring the payment of, the relevant amount of Australian currency by electronic means in accordance with that election; or

(b)

otherwise, dispatching, or procuring the dispatch of, a cheque in Australian currency to the Scheme Participant by prepaid post to their address shown in the Register as at the Record Date, such cheque being drawn in the name of the Scheme Participant (or in the case of joint holders, in accordance with the procedures set out in clause 5.3), for the relevant amount.

5.2.4	In the event that:

(a)	either:

(i)	a Scheme Participant does not have an address recorded in the Register; or

(ii)	NetComm as the trustee for the Scheme Participant believes that a Scheme Participant is not known at the Scheme Participant’s address recorded in the Register,

and no account has been notified in accordance with clause 5.2.3 or a deposit into such an account is rejected or refunded; or

(b)	a cheque issued under this clause 5 has been cancelled in accordance with clause 5.5,

NetComm as the trustee for the Scheme Participant may credit the amount payable to the relevant Scheme Participant to a separate bank account of NetComm (Separate Account) to be held until the Scheme Participant claims the amount or the amount is dealt with in accordance with the Unclaimed Money Act 1995 (NSW). To avoid doubt, if the amount is not credited to the Separate Account, the amount will continue to be held in the Trust Account until the Scheme Participant claims the amount or the amount is dealt with in accordance with the Unclaimed Money Act 1995 (NSW). Until such time as the amount is dealt with in accordance with the Unclaimed Money Act 1995 (NSW), NetComm must hold the amount on trust for the relevant Scheme Participant, and any interest or other benefit accruing from the amount will be to the benefit of such Scheme Participant. An amount credited to the Separate Account or Trust Account (as applicable) is to be treated as having been paid to the Scheme Participant when credited to the Separate Account or Trust Account (as applicable). NetComm must maintain records of the amounts paid, the people who are entitled to the amounts and any transfers of the amounts.

5.2.5

To the extent that, following satisfaction of NetComm’s obligations under clause 5.2.2, there is a surplus in the amount held by NetComm as trustee for the Scheme Participants in the Trust Account, that surplus must be paid by NetComm to Casa.

5.3	Joint holders

In the case of Scheme Shares held in joint names:

5.3.1	any Scheme Consideration will be taken to be paid to the joint holders upon payment to the holder whose name appears first in the Register as at the Record Date; and

5.3.2	any cheque or other document required to be sent under this Scheme will be sent to the holder whose name appears first in the Register as at the Record Date.

5.4	Orders of a Court or other Authority

If written notice is given to NetComm (or the Registry) of an order or direction made by a court of competent jurisdiction or by another Authority that:

5.4.1

requires consideration to be provided to a third party in respect of Scheme Shares held by a particular Scheme Participant, which would otherwise be payable to that Scheme Participant in accordance with this Scheme, then NetComm shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

5.4.2

prevents NetComm from providing consideration to any particular Scheme Participant in accordance with this Scheme, or the payment of such consideration is otherwise prohibited by applicable law, NetComm shall be entitled to retain an amount, in Australian dollars, equal to the number of Scheme Shares held by that Scheme Participant multiplied by the Scheme Consideration until such time as provision of the consideration in accordance with this Scheme is permitted by that order or direction or otherwise by law.

5.5	Cancellation and reissue of cheques

5.5.1	NetComm may cancel a cheque issued under clause 5 if the cheque:

(a)	is returned to NetComm; or

(b)	has not been presented for payment within six months after the date on which the cheque was sent.

During the period of one year commencing on the Implementation Date, on request in writing from a Scheme Participant to NetComm (or the Registry) (which request may not be made until the date which is 5 Business Days after the Implementation Date), a cheque that was previously cancelled under this clause 5.5 must be reissued.

6.	Dealings in Scheme Shares

6.1	Determination of Scheme Participants

To establish the identity of the Scheme Participants, dealings in Shares or other alterations to the Register will only be recognised if:

6.1.1	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as the holder of the relevant Shares on or before the Record Date; and

6.1.2

in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before the Record Date at the place where the Register is kept, and NetComm must not accept for registration, nor recognise for any purpose (except a transfer to Casa pursuant to this Scheme and any subsequent transfer by Casa or its successors in title), any transfer or transmission application or other request received on or after the Record Date, or received prior to the Record Date but not in registrable or actionable form.

6.2	Register

6.2.1	NetComm must procure the registration of registrable transmission applications or transfers of Shares in accordance with clause 6.1.2 by no later than the Record Date.

6.2.2

NetComm will not accept for registration or recognise for any purpose any transmission application or transfer in respect of Shares received after 5.00pm on the Record Date, other than to Casa in accordance with this Scheme and any subsequent transfer by Casa and its respective successors in title.

6.2.3

If this Scheme becomes Effective, each entry which is current on the Register as at 7.00pm on the Record Date is the sole evidence of entitlement to the Scheme Consideration on the terms of this Scheme in respect of the Shares relating to that entry.

6.2.4

If this Scheme becomes Effective, a Scheme Participant (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them after the Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no effect and NetComm will be entitled to disregard any such disposal, purported disposal or agreement.

6.2.5

For the purpose of determining entitlements to the Scheme Consideration, NetComm must procure the maintenance of the Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration has been paid to the Scheme Participants. The Register in this form will solely determine entitlements to the Scheme Consideration.

6.2.6

All statements of holding for Shares (other than statements of holding in favour of Casa) will cease to have effect after the Record Date as documents of title in respect of those Shares and, as from that date, each entry current at that date on the Register (other than entries in respect of Casa) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry.

6.2.7

As soon as possible after the Record Date, and in any event within one Business Day after the Record Date, NetComm will procure that details of the names, registered addresses and holdings of Shares for each Scheme Participant as shown in the Register as at the Record Date are available to Casa in the form Casa reasonably requires.

7.	Quotation of Shares

7.1	NetComm must apply to ASX for suspension of trading in Shares on ASX with effect from the close of trading on the Effective Date.

7.2

On a date after the Implementation Date to be determined by Casa (acting reasonably and subject to the Listing Rules), NetComm must apply to ASX for the termination of the official quotation of Shares on ASX and to have NetComm removed from the official list of ASX.

8.	General Scheme provisions

8.1	Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:

8.1.1	NetComm may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Casa has consented; and

8.1.2	each Scheme Participant agrees to any such alterations or conditions which counsel for NetComm has consented in accordance with clause 8.1.1.

8.2	Scheme Participants’ agreements and warranties

8.2.1	Each Scheme Participant:

(a)	agrees to the transfer of their Scheme Shares to Casa together with all rights and entitlements attaching to those Shares in accordance with this Scheme;

(b)	agrees to the variation, cancellation or modification of the rights attached to their Scheme Shares constituted by or resulting from this Scheme;

(c)	agrees:

(i)	that after the transfer of their Scheme Shares to Casa, any share certificate relating to their Scheme Shares will not constitute evidence of title to those Scheme Shares; and

(ii)	at the direction of Casa, to destroy any share certificates relating to their Scheme Shares; and

(d)

acknowledges that this Scheme binds NetComm and all Scheme Participants (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting).

8.2.2

Each Scheme Participant is taken to have warranted to Casa, and appointed and authorised NetComm as its attorney and agent to warrant to Casa, on the Implementation Date that, as at the Implementation Date:

(a)

all their Scheme Shares (including any rights and entitlements attaching to their Scheme Shares) which are transferred under this Scheme will, at the time of transfer of them to Casa, be fully paid and free from all:

(i)

mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Properties Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise; and

(ii)	restrictions on transfer of any kind; and

(b)	they have full power and capacity to transfer their Scheme Shares to Casa together with any rights attaching to those Scheme Shares;

(c)	they have no existing right to be issued any Shares, or any other Netcomm securities.

8.2.3	NetComm undertakes that it will provide the warranties in clause 8.2.2 to Casa as agent and attorney for each Scheme Participant.

8.3	Title to and rights in Scheme Shares

8.3.1

To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme will, at the time of transfer of them to Casa, vest in Casa free from all:

(a)

mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Properties Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise; and

(b)	restrictions on transfer of any kind.

8.3.2

Upon the Scheme becoming Effective, Casa will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by NetComm of Casa in the Register as the holder of the Scheme Shares. Casa’s entitlement to be registered in the Register as the holder of the Scheme Shares arises on the Implementation Date in accordance with clause 4.2.

8.4	Appointment of sole proxy

Upon the Scheme becoming Effective and until NetComm procures the registration of Casa as the holder of all Scheme Shares in the Register, each Scheme Participant:

8.4.1

is deemed to have irrevocably appointed Casa as attorney and agent (and directed Casa in each such capacity) to appoint any director, officer, secretary or agent nominated by Casa as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any Shareholders’ resolution whether in person, by proxy or by corporate representative;

8.4.2	undertakes not to attend or vote at any Shareholders’ meetings or sign any shareholders’ resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 8.4.1);

8.4.3	must take all other actions in the capacity of a registered holder of Scheme Shares as Casa reasonably directs; and

8.4.4

acknowledges and agrees that in exercising the powers conferred by clause 8.4.1, Casa and any director, officer, secretary or agent nominated by Casa under that clause may act in the best interests of Casa as the intended registered holder of the Scheme Shares.

8.5	Authority given to NetComm

On the Effective Date, each Scheme Participant, without the need for any further act:

8.5.1	irrevocably appoints NetComm and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of:

(a)	enforcing the Deed Poll against Casa; and

(b)

executing any document, or doing or taking any other act, necessary, desirable or expedient to give effect to and to implement this Scheme and the transactions contemplated by it, including executing, as agent and attorney of each Scheme Shareholder, the Scheme Transfer as contemplated by clause 4.2, and NetComm accepts such appointment; and

8.5.2

will be deemed to have authorised NetComm to do and execute all acts, matters, things and documents on the part of each Scheme Participant necessary to implement this Scheme, including executing, as agent and attorney of each Scheme Shareholder, a share transfer or transfers in relation to Scheme Shares as contemplated by clause 8.5.1.

NetComm, as attorney and agent of each Scheme Participant, may sub-delegate its functions, authorities or powers under this clause 8.5 to all or any of its directors, officers or employees (jointly, severally, or jointly and severally).

8.6	Binding effect of this Scheme

This Scheme binds NetComm and all of the Scheme Participants (including those who did not attend the Scheme Meeting and those who did not vote, or voted against this Scheme, at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of NetComm.

9.	General

9.1	Stamp duty

Casa will:

9.1.1

pay all stamp duty (if any) and any related fines and penalties payable on or in respect of the transfer by the Scheme Participants of the Scheme Shares to Casa pursuant to this Scheme or the Deed Poll; and

9.1.2	indemnify each Scheme Participant against any liability incurred by the Scheme Participant arising from failure to comply with clause 9.1.1.

9.2	Consent

Each Scheme Participant consents to NetComm and Casa doing all things necessary or incidental to give full effect to the implementation of this Scheme and the transactions contemplated by it.

9.3	Notices

9.3.1

If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to NetComm, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at NetComm’s registered office or at the office of the Registry.

9.3.2

The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by a Scheme Participant will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

9.4	Governing law and jurisdiction

9.4.1	This Scheme is governed by the laws in force in New South Wales, Australia.

9.4.2	Each party irrevocably:

(a)

submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia, Commonwealth courts having jurisdiction in that State and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this Scheme; and

(b)

waives any objection it may have now or in the future to the venue of any proceedings, and any claim it may have now or in the future that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 9.4.2(a).

9.5	Further action

NetComm (on its own behalf and on behalf of each Scheme Participant) must do all things and execute all documents necessary to give full effect to this Scheme and the transactions contemplated by it.

9.6	No liability when acting in good faith

None of NetComm, Casa, or any of their respective Representatives, will be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

Attachment 5 Deed Poll

Lawyers Collins Square, Tower Two Level 25, 727 Collins Street Melbourne VIC 3008 Australia Telephone 61 3 9258 3555 Facsimile 61 3 9258 3666 info@maddocks.com.au www.maddocks.com.au DX 259 Melbourne

Deed Poll

In favour of each person registered as a holder of fully paid ordinary shares in

NetComm Wireless Limited ACN 002 490 486 as at the Record Date

Casa Systems, Inc.

Interstate offices Canberra Sydney Affiliated offices around the world through the Advoc network - www.advoc.com

Contents

1.	Defined terms and interpretation		3

	1.1	Defined terms	3

	1.2	Interpretation	4

	1.3	Nature of deed poll	4

2.	Conditions precedent and termination		4

	2.1	Conditions	4

	2.2	Termination	4

	2.3	Consequences of termination	4

3.	Scheme obligations		4

4.	Warranties		4

5.	Continuing obligations		5

6.	Further assurances		5

7.	General		5

	7.1	Stamp duty	5

	7.2	Notices	5

	7.3	Cumulative rights	6

	7.4	Waiver and variation	6

	7.5	Assignment	7

	7.6	Governing law and jurisdiction	7

Deed Poll

Dated

Parties

By

Name	Casa Systems, Inc.

Address	100 Old River Road, Andover, Massachusetts 01810, United States of America

Email	scott.bruckner@casa-systems.com

Contact	Scott Bruckner

Short name	Casa

In favour of

Name	Each person registered as a holder of fully paid ordinary shares in NetComm Wireless Limited ACN 002 490 486 as at the Record Date

Short name	Scheme Participant

Background

A.	On 22 February 2019, Casa and NetComm Wireless Limited ACN 002 490 486 (NetComm) entered into a scheme implementation deed (Implementation Deed).

B.

Under the Implementation Deed, Casa has agreed to pay the Scheme Consideration to the Scheme Participants in consideration for the acquisition by Casa of all of the Scheme Shares (being all of the fully paid ordinary shares issued in the capital of NetComm at the Record Date).

C.	Casa enters into this deed poll for the purpose of covenanting in favour of the Scheme Participants to procure and undertake the actions attributed to Casa under the Scheme.

The parties agree

1.	Defined terms and interpretation

1.1	Defined terms

Unless the context otherwise requires, terms defined in the Implementation Deed (other than words and expressions defined in this deed poll) have the same meaning when used in this deed poll.

1.2	Interpretation

The rules in clause 20 of the Implementation Deed apply in interpreting this deed poll (unless the context makes it clear that a rule is not intended to apply, save that references to ‘Deed’ in that clause will be taken to be references to ‘deed poll’.

1.3	Nature of deed poll

Casa acknowledges and agrees that:

1.3.1	this deed poll may be relied on and enforced by any Scheme Participant in accordance with its terms even though the Scheme Participants are not party to it; and

1.3.2

under the Scheme, each Scheme Participant irrevocably appoints NetComm and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent to enforce this deed poll against Casa.

2.	Conditions precedent and termination

2.1	Conditions

The obligations of Casa under this deed poll are subject to the Scheme becoming Effective.

2.2	Termination

This deed poll and the obligations of Casa under this deed poll will automatically terminate, and the terms of this deed poll will be of no further force or effect if:

2.2.1	the Implementation Deed is terminated in accordance with its terms; or

2.2.2	the Scheme does not become Effective by the End Date.

2.3	Consequences of termination

If this deed poll is terminated under clause 2.2, in addition and without prejudice to any other available rights, powers or remedies:

2.3.1	Casa is released from its obligations to further perform this deed poll; and

2.3.2	each Scheme Participant retains any rights, powers or remedies it has against Casa in respect of any breach of this deed poll which occurred before it was terminated.

3.	Scheme obligations

Subject to clause 2, Casa undertakes in favour of each Scheme Participant that it will duly and punctually observe and perform all obligations attributed to it under the Scheme, including all obligations attributed to it relating to the provision of the Scheme Consideration, in accordance with the terms of the Scheme.

4.	Warranties

Casa represents and warrants in favour of each Scheme Participant that:

4.1.1 it is a corporation validly existing under the laws of its place of incorporation;

4.1.2	it has full legal capacity and power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

4.1.3	it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance by it of this deed poll;

4.1.4	this deed poll is valid and binding on it and is enforceable against it in accordance with its terms; and

4.1.5

this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

5.	Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:

5.1.1	Casa has fully performed its obligations under this deed poll; or

5.1.2	the earlier termination of this deed poll under clause 2.2.

6.	Further assurances

Casa will, at its own expense, do all things reasonably required of it and execute all documents reasonably necessary to give full effect to this deed poll and the transactions contemplated by it.

7.	General

7.1	Stamp duty

Casa must:

7.1.1	be responsible for its own costs arising out of the negotiation, preparation and execution of this deed poll;

7.1.2

pay or procure the payment of all stamp duty (if any) and any related fines and penalties payable on or in respect of the transfer by the Scheme Participants of the Scheme Shares to Casa pursuant to the Scheme or this deed poll; and

7.1.3	indemnify each Scheme Participant against any liability arising from failure to comply with clause 7.1.2.

7.2	Notices

7.2.1	Any notice or other communication to Casa in connection with this deed poll must be:

(a)	in legible writing in English;

(b)	signed by the person making the communication or that person’s duly authorised agent; and

(c)	given by hand delivery, pre-paid post or email in accordance with the details set out below:

Attention:	Scott Bruckner
Address:	100 Old River Road, Andover, Massachusetts 01810, United States of America
Email:	scott.bruckner@casa-systems.com

with a copy (for information purposes only) to:

Attention:	Daniel Scotti
Address:	MinterEllison, Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000
Email:	daniel.scotti@minterellison.com

7.2.2	Subject to clause 7.2.3, any notice or other communication given in accordance with clause 7.2.1 will be deemed to have been duly given as follows:

(a)	if delivered by hand, on delivery;

(b)	if sent by pre-paid post, on receipt; and

(c)	if sent by email:

(i)	when the sender receives an email from the recipient confirming receipt of the email; or

(ii)	when the sender receives an automated message from the intended recipient’s information system confirming delivery of the email,

whichever happens first.

7.2.3	Any notice or other communication that, pursuant to clause 7.2.2, would be deemed to be given:

(a)	other than on a Business Day or after 5:00 pm on a Business Day is regarded as given at 9:00am on the following Business Day; and

(b)	before 9:00 am on a Business Day is regarded as given at 9:00 am on that Business Day,

where references to time are to time in the place the recipient is located.

7.3	Cumulative rights

The rights, powers and remedies of Casa and the Scheme Participants under this deed poll are cumulative with and do not exclude the rights, powers or remedies provided by law independently of this deed poll.

7.4	Waiver and variation

7.4.1

A party waives a right under this deed poll only by written notice that it waives that right. A waiver is limited to the specific instance to which it relates and to the specific purpose for which it is given.

7.4.2

Failure to exercise or enforce, a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed poll by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed poll.

7.4.3	A provision of this deed poll may not be varied unless:

(a)	if before the First Court Date, the variation is agreed to by NetComm in writing; or

(b)	if on or after the First Court Date, the variation is agreed to by NetComm in writing and the Court indicates that the variation would not of itself preclude approval by the Court of the Scheme,

in which event Casa must enter into a further deed poll in favour of the Scheme Participants giving effect to the variation.

7.5	Assignment

7.5.1	The rights of each Scheme Participant created by this deed poll must not be assigned, encumbered or otherwise dealt with at law or in equity without the prior written consent of Casa.

7.5.2	Any purported dealing in contravention of clause 7.5.1 is invalid.

7.6	Governing law and jurisdiction

7.6.1	This deed poll is governed by the laws in force in New South Wales, Australia.

7.6.2	Each party irrevocably:

(a)

submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia, Commonwealth courts having jurisdiction in that State and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this deed poll; and

(b)

waives any objection it may have now or in the future to the venue of any proceedings, and any claim it may have now or in the future that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 7.6.2(a).

Execution page

Executed as a deed poll.

Executed by Casa Systems, Inc.

By:

Name:

Title: